Filed pursuant to Rule 424(b)(5)
Registration No. 333-224206

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 19, 2020

Brookfield Renewable Partners L.P.

             Units

        % Class A Preferred Limited Partnership Units, Series 17

(Liquidation Preference $25.00 per Series 17 Preferred Unit)

We are offering                  units of our                 % Class A Preferred Limited Partnership Units, Series 17, with a liquidation preference of $25.00 per unit (the “Series 17 Preferred Units”).

As described under “Use of Proceeds” herein, we intend to allocate an amount equal to the net proceeds from this offering to finance and/or refinance investments made in renewable power generation assets or businesses, and to support the development of clean energy technologies, that constitute Eligible Investments (as defined herein). Pending the allocation of an amount equal to the net proceeds of the Series 17 Preferred Units to finance or refinance Eligible Investments, the unallocated portion of the net proceeds may be temporarily used for the repayment of our outstanding indebtedness.

Distributions on the Series 17 Preferred Units are cumulative from the date of original issue and will be payable quarterly in arrears on the last day of January, April, July and October in each year, as and when declared by Brookfield Renewable Partners Limited, our general partner. The pro-rated initial distribution on the Series 17 Preferred Units offered hereby, if declared, will be payable on July 31, 2020 in an amount equal to approximately $                 per Series 17 Preferred Unit. Distributions on the Series 17 Preferred Units will be payable out of amounts legally available therefor at a rate equal to                 % per annum of the $25.00 liquidation preference.

At any time on or after March 31, 2025, we may redeem the Series 17 Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per Series 17 Preferred Unit, plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, if certain ratings agency events occur prior to March 31, 2025, as described under “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption — Optional Redemption Upon a Ratings Event,” we may, at our option, redeem the Series 17 Preferred Units, in whole but not in part, at a price of $25.50 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, at any time following the occurrence of a change in tax law, as described under “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption — Optional Redemption Upon a Change in Tax Law,” we may, at our option, redeem the Series 17 Preferred Units, in whole and not in part, at a redemption price of $25.00 per Series 17 Preferred Unit, plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. The Series 17 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the holders thereof. The Series 17 Preferred Units will rank pari passu in right of payment with our Parity Securities (as defined herein), including each series of our outstanding series of Existing Preferred Units (as defined herein) (see “Description of the Offered Securities — Description of Class A Preferred Units — Series”), junior to our Senior Securities (as defined herein) and senior to our Junior Securities (as defined herein) with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Ranking.” The Series 17 Preferred Units will be structurally subordinated to all existing and future debt and guarantee obligations of each of our subsidiaries and any capital stock of our subsidiaries held by others, including the Class A Preference Shares issued by BRP Equity. The Series 17 Preferred Units will not be guaranteed by the Existing Preferred Unit Guarantors (as defined herein) that currently guarantee the Existing Preferred Units.

We have applied to have the Series 17 Preferred Units listed on the New York Stock Exchange (“NYSE”) under the symbol “BEP PR A.” If the application is approved, we expect trading of the Series 17 Preferred Units on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series 17 Preferred Units. Our non-voting limited partnership units (“LP Units”) are listed on the NYSE under the symbol “BEP” and on the Toronto Stock Exchange (the “TSX”) under the symbol “BEP.UN.”

Investing in our Series 17 Preferred Units involves risks. See “Risk Factors” on page S-15 of this prospectus supplement, “Risk Factors” on page 1 of the accompanying base prospectus dated February 19, 2020, the risk factors included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 (as amended, the “Annual Report”) and the risks in other documents we incorporate in this prospectus supplement by reference, for information regarding risks you should consider before investing in our Series 17 Preferred Units.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Brookfield Renewable Partners L.P. (before expenses)
Per Series 17 Preferred Unit	$	$	$
Total(1)	$	$	$

(1)

Assumes no exercise by the underwriters of the right (the “Over-Allotment Option”), exercisable until the date which is 30 days following the date of this prospectus supplement, to purchase from us on the same terms up to                  Series 17 Preferred Units. See “Underwriting.”

The underwriters expect to deliver the Series 17 Preferred Units through the facilities of The Depository Trust Company (“DTC”) on or about                 , 2020, which is the third business day following the date of pricing of the Series 17 Preferred Units (such settlement cycle being referred to as “T+3”). Purchasers of the Series 17 Preferred Units should note that trading of the Series 17 Preferred Units may be affected by this settlement date.

Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan	RBC Capital Markets

Co-Manager

TD Securities

The date of this prospectus supplement is                , 2020

Prospectus Supplement

S-i

IMPORTANT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This prospectus supplement is part of a shelf registration statement on Form F-3, as amended, that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The first part is this prospectus supplement, which describes the specific terms of this offering of Series 17 Preferred Units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Series 17 Preferred Units. Generally, when we refer only to the “prospectus,” we are referring to both documents combined. If the information about this offering of Series 17 Preferred Units varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Documents Incorporated by Reference” on page S-58 of this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement and for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained in this prospectus supplement and the accompanying base prospectus or incorporated by reference into this prospectus supplement or the accompanying base prospectus, or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell the Series 17 Preferred Units, and seeking offers to buy the Series 17 Preferred Units, only in jurisdictions where offers and sales are permitted. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

In this prospectus supplement, unless the context suggests otherwise, references to “we”, “us” and “our” are to the Partnership, BRELP, the Holding Entities and the operating entities, each as defined below, taken together on a consolidated basis. Unless the context suggests otherwise, in this prospectus supplement references to:

•	“BEP General Partner” are to the general partner of the Partnership, which is Brookfield Renewable Partners Limited, an indirect wholly-owned subsidiary of Brookfield Asset Management;

•	“BEP Group” are to the Partnership, BRELP, the Holding Entities, the operating entities and any other direct or indirect subsidiary of a Holding Entity;

•	“BRELP” are to Brookfield Renewable Energy L.P., a Bermuda exempted limited partnership;

S-ii

•	“BRELP General Partner” are to the general partner of BRELP GP LP, which is BRP Bermuda GP Limited, an indirect wholly-owned subsidiary of Brookfield Asset Management;

•	“BRELP GP LP” are to the general partner of BRELP, which is BREP Holding L.P., an indirect wholly-owned subsidiary of Brookfield Asset Management;

•	“Brookfield” are to Brookfield Asset Management and any subsidiary of Brookfield Asset Management, other than entities within the BEP Group;

•	“Brookfield Asset Management” are to Brookfield Asset Management Inc.;

•	“Brookfield Renewable” are to the Partnership, BRELP, the Holding Entities and the operating entities, taken together, or any one or more of them, as the context requires;

•	“BRP Equity” are to Brookfield Renewable Power Preferred Equity Inc., a subsidiary of the Partnership;

•	“Class A Preferred Units” are to the Class A Limited Partnership Units of the Partnership;

•	“Class A Preference Shares” are to the Class A preference shares issued by BRP Equity;

•

“Existing Preferred Unit Guarantors” are to BRELP, Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited and Brookfield Renewable Investments Limited;

•	“Holding Entities” are to the primary holding subsidiaries of BRELP, from time to time, through which it indirectly holds all of our interests in our operating entities;

•	“LP Unitholders” are to the holders of our LP Units;

•	“LP Units” are to the non-voting limited partnership units in the Partnership;

•

“Master Services Agreement” are to the second amended and restated master management and administration agreement, dated February 26, 2015, as amended from time to time, among Brookfield Asset Management, the Partnership, BRELP, the Holding Entities, the Service Providers and others;

•	“MRE” are to the hydrological balancing pool administered by the government of Brazil;

•

“operating entities” are to the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements;

•	the “Partnership” or “BEP” are to Brookfield Renewable Partners L.P., a Bermuda exempted limited partnership;

•	“PPA” are to a power purchase agreement, power guarantee agreement or similar long-term agreement between a seller and buyer of electrical power generation;

•	“Preferred LP Units” are to preferred limited partnership units in the Partnership, including the Class A Preferred Units;

•	“Redeemable/Exchange Partnership Units” are to the limited partnership units of BRELP that have the rights of the Redemption-Exchange Mechanism;

•

“Redemption-Exchange Mechanism” are to the mechanism by which Brookfield may request redemption of its limited partnership interests in BRELP in whole or in part in exchange for cash, subject to the right of the Partnership to acquire such interests (in lieu of such redemption) in exchange for LP Units;

•	“Series 17 Preferred Unitholders” are to holders of our Series 17 Preferred Units;

•	“Service Providers” are to subsidiaries of Brookfield Asset Management that provide services to us pursuant to our Master Services Agreement, and unless the context otherwise requires, any other

S-iii

affiliate of Brookfield that is appointed from time to time to act as a service provider pursuant to our Master Services Agreement or to whom any service provider has subcontracted for the provision of such services;

•	“Special Distribution” are to the proposed special distribution by the Partnership to LP Unitholders of class A shares of a newly-formed subsidiary, Brookfield Renewable Corporation; and

•	“TerraForm Power” are to TerraForm Power, Inc.

The financial information contained in this prospectus, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Amounts in “$” are to U.S. Dollars, and amounts in Canadian Dollars (“C$”) are identified where applicable.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Partnership is formed under the laws of Bermuda, some of the directors of the BEP General Partner, some of the officers of the Service Providers and some of the experts named in this prospectus supplement are residents of Canada or another non-U.S. jurisdiction and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus and the documents incorporated by reference herein include statements regarding our expected use of proceeds from this offering for Eligible Investments, the quality of our assets and the resiliency of the cash flow they will generate, our anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, diversification of shareholder base, energy policies, economic growth, growth potential of the renewable asset class, our future growth prospects and distribution profile and access to capital. Forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: changes to hydrology at our hydroelectric facilities, to wind conditions at our wind energy facilities, to irradiance at our solar facilities or to weather generally, as a

S-iv

result of climate change or otherwise, at any of our facilities; volatility in supply and demand in the energy markets; our inability to re-negotiate or replace expiring PPAs on similar terms; increases in water rental costs (or similar fees) or changes to the regulation of water supply; advances in technology that impair or eliminate the competitive advantage of our projects; an increase in the amount of uncontracted generation in our portfolio; industry risks relating to the power markets in which we operate; the termination of, or a change to, the MRE balancing pool in Brazil; increased regulation of our operations; concessions and licenses expiring and not being renewed or replaced on similar terms; our real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us; increases in the cost of operating our plants; our failure to comply with conditions in, or our inability to maintain, governmental permits; equipment failures, including relating to wind turbines and solar panels; dam failures and the costs and potential liabilities associated with such failures; force majeure events; uninsurable losses and higher insurance premiums; adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure; availability and access to interconnection facilities and transmission systems; health, safety, security and environmental risks; disputes, governmental and regulatory investigations and litigation; counterparties to our contracts not fulfilling their obligations; the time and expense of enforcing contracts against non-performing counter-parties and the uncertainty of success; our operations being affected by local communities; fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems; our reliance on computerized business systems, which could expose us to cyber-attacks; newly developed technologies in which we invest not performing as anticipated; labor disruptions and economically unfavorable collective bargaining agreements; the economic viability of the feedstock supplier of our biomass cogeneration facilities being linked to the market price for sugar and ethanol, and the prices of these commodities being cyclical and affected by general economic conditions in Brazil and globally; our inability to finance our operations due to the status of the capital markets; operating and financial restrictions imposed on us by our loan, debt and security agreements; changes to our credit ratings; our inability to identify sufficient investment opportunities and complete transactions; the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions, including the Proposed Transaction (as defined herein); uncertainties as to whether an agreement of the Proposed Transaction will be negotiated and executed; uncertainties as to whether TerraForm Power will cooperate with the Partnership regarding the Proposed Transaction; uncertainties as to whether TerraForm Power’s independent committee will approve any transaction proposed by the Partnership; uncertainties as to whether TerraForm Power’s stockholders not affiliated with the Partnership will approve any transaction; uncertainties as to whether the other conditions to the Proposed Transaction will be satisfied or satisfied on the anticipated schedule; incurrence of significant costs in connection with the Proposed Transaction; statements regarding the Special Distribution; our inability to develop greenfield projects or find new sites suitable for the development of greenfield projects; delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners; Brookfield Asset Management’s election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies; we do not have control over all our operations or investments; political instability or changes in government policy, or unfamiliar cultural factors; foreign laws or regulation to which we become subject as a result of future acquisitions in new markets; changes to government policies that provide incentives for renewable energy; a decline in the value of our investments in securities, including publicly traded securities of other companies; we are not subject to the same disclosure requirements as a U.S. domestic issuer; the separation of economic interest from control within our organizational structure; future sales and issuances of LP Units, Preferred LP Units or securities exchangeable for LP Units, or the perception of such sales or issuances, could depress the trading price of the LP Units or Preferred LP Units; the incurrence of debt at multiple levels within our organizational structure; being deemed an “investment company” under the U.S. Investment Company Act of 1940; the risk that the effectiveness of our internal controls over financial reporting; our dependence on Brookfield and Brookfield’s significant influence over us; the departure of some or all of Brookfield’s key professionals; changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable; Brookfield acting in a way that is not in the best interests of Brookfield Renewable or our unitholders; and other factors described in this prospectus, including those set forth under “Risk Factors” in this prospectus supplement.

S-v

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

The risk factors included in this prospectus supplement, the accompanying base prospectus, our Annual Report and the risks in other documents incorporated by reference could cause our actual results, performance, achievements, plans and strategies to vary from our forward-looking statements. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES

To measure our performance, we focus on Adjusted EBITDA, funds from operations (“FFO”) and FFO per Unit. Some of these performance metrics do not have standardized meanings prescribed by IFRS and therefore may differ from similar metrics used by other companies. We define Adjusted EBITDA and FFO as follows:

•

Adjusted EBITDA: revenues less direct costs (including energy marketing costs) and other income, before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other typical non-recurring items.

•

FFO: Adjusted EBITDA less interest, current income taxes, management service costs and distributions to preferred limited partners, before the effects of certain cash items (e.g. acquisition costs and other typical non-recurring cash items) and certain non-cash items (e.g. deferred income taxes, depreciation, non-cash portion of non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business.

We believe that Adjusted EBITDA, FFO and FFO per Unit are useful supplemental measures that may assist investors in assessing our financial performance. None of these measures should be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with IFRS. These non-IFRS measures reflect how we manage our business and, in our opinion, enable the reader to better understand our business.

We use Adjusted EBITDA to assess the performance of our operations before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other typical non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of this measure will enhance an investor’s ability to evaluate our financial and operating performance on an allocable basis to our unitholders.

We also consider FFO an important measure of our operating performance. FFO is a widely recognized measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of real estate entities, particularly those that own and operate income producing properties. Our definition of FFO

S-vi

may differ from the definition of funds from operations used by other organizations, as well as the definition of funds from operations used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) definition of FFO, in part because the NAREIT definition is based on generally accepted accounting principles in the United States, as opposed to IFRS.

We use FFO to assess the performance of the business before the effects of certain cash items (e.g. acquisition costs and other typical non-recurring cash items) and certain non-cash items (e.g. deferred income taxes, depreciation, non-cash portion of non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business. In our audited annual consolidated financial statements, we use the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation is determined based on a revalued amount, thereby reducing comparability with our peers who do not report under IFRS or who do not employ the revaluation approach to measuring property, plant and equipment. We add back deferred income taxes on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over our long-term investment horizon.

We believe that analysis and presentation of FFO on this basis will enhance an investor’s understanding of the performance of our business. FFO per Unit is not a substitute measure of performance for earnings per share and does not represent amounts available for distribution to unitholders. FFO is not intended to be representative of cash provided by operating activities or results of operations determined in accordance with IFRS. Furthermore, this measure is not used by management to assess our liquidity.

For a reconciliation of Adjusted EBITDA and FFO to net income (loss), and a reconciliation of FFO per Unit to net income (loss) per unit, see “Summary — Unaudited Preliminary Financial Results for the Quarter and Full Year Ended December 31, 2019 — Reconciliation of Non-IFRS measures” in this prospectus supplement and “Reconciliation of Non-IFRS measures” in our Report on Form 6-K, filed on February 19, 2020, and in the other documents incorporated by reference herein. We urge you to review the IFRS financial measures in our Annual Report and quarterly reports, including the financial statements, the notes thereto and the other financial information contained herein, and not to rely on any single financial measure to evaluate the Partnership.

MARKET DATA AND INDUSTRY DATA

Market and industry data presented throughout, or incorporated by reference in, this prospectus was obtained from third party sources, industry publications, and publicly available information, as well as industry and other data prepared by us and the partnership on the basis of our collective knowledge of the Canadian, U.S. and international markets and economies (including estimates and assumptions relating to these markets and economies based on that knowledge). We believe that the market and economic data is accurate and that the estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data used throughout this prospectus, or incorporated by reference herein, are not guaranteed and we do not make any representation as to the accuracy of such information. Although we believe it to be reliable, we have not independently verified any of the data from third party sources referred to or incorporated by reference in this prospectus, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources.

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SUMMARY

The Partnership

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883, as amended, of Bermuda. The Partnership’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, its website is https://bep.brookfield.com and the telephone number is +1.441.294.3304.

Brookfield Renewable invests in renewable assets directly, as well as with institutional partners, joint venture partners and in other arrangements. Our portfolio includes approximately 19,000 megawatts (“MW”) of installed capacity and annualized long-term average generation of approximately 56,700 gigawatt hours, in addition to a development pipeline of approximately 13,000 MW, making us one of the largest pure-play public renewable companies in the world.

The Partnership is a holding entity and its only substantial asset is its approximate 57.5% limited partnership interest in BRELP.

Recent Developments

On January 13, 2020, we announced that the Partnership has made a non-binding proposal to acquire all of the outstanding shares of Class A common stock of TerraForm Power not currently held by Brookfield Renewable and its affiliates (the “Proposed Transaction”). Brookfield Renewable and its affiliates currently own an approximate 62% interest in TerraForm Power. Pursuant to the Proposed Transaction, each share of Class A common stock of TerraForm Power would be acquired for class A shares of Brookfield Renewable Corporation equivalent to 0.36 of an LP Unit (subject to adjustment on a proportional basis to reflect the Special Distribution), and the acquisition would close concurrently with the Special Distribution. TerraForm Power has formed a special committee to consider the Proposed Transaction. A transaction could only proceed upon approval by the special committee of TerraForm Power, a majority of TerraForm Power’s stockholders not affiliated with Brookfield Renewable and other customary approvals. There can be no assurance that a definitive proposal relating to the Proposed Transaction will be made, that any such proposal will be recommended or accepted by the special committee of TerraForm Power, that a definitive agreement relating to the Proposed Transaction or any other transaction will be entered into by the Partnership and TerraForm Power, or that any transaction will be consummated.

In addition, on January 13, 2020, the Partnership announced that its next quarterly distribution to LP Unitholders in the amount of $0.5425 per LP Unit, would be payable on March 30, 2020 to LP Unitholders of record as at the close of business on February 28, 2020. This represents an increase of 5% over the prior quarterly distribution of $0.515 per LP Unit.

In the fourth quarter of 2019, we completed the sale of our 68 MW Northern Ireland wind portfolio and our 123 MW wind portfolio in Portugal for total consideration of $186 million ($74 million net to the Partnership). We held an approximate 40% interest in these wind portfolios.

Unaudited Preliminary Financial Results for the Quarter and Full Year Ended December 31, 2019

On February 6, 2020, we reported our unaudited preliminary financial results for the quarter and full year ended December 31, 2019. The preliminary financial results below have been prepared by, and are the responsibility of, our management. Neither our independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of and for the three months and full year ended December 31, 2019 results contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information.

The financial information for the quarter and full year ended December 31, 2019 presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.

Millions (except per Unit or otherwise noted)	Three Months Ended December 31		Twelve Months Ended December 31
Unaudited	2019	2018	2019	2018
Total generation (GWh)
— Long-term average generation	13,850	13,485	53,926	51,971
— Actual generation	12,465	14,445	52,560	52,056
The Partnership’s share
— Long-term average generation	6,561	6,602	26,189	25,844
— Actual generation	5,977	7,052	26,038	25,753
Net Income (Loss) Attributable to Unitholders	(66)	91	(59)	42
Per Unit(1)	(0.21)	0.29	(0.19)	0.13

Funds From Operations (FFO)(2)	$171	$206	$761	$676

Per Unit(1)(2)	0.55	0.66	2.45	2.16

(1)

For the three and twelve months ended months ended December 31, 2019, weighted average LP Units, Redeemable/Exchangeable Partnership Units and the BEP General Partner interest totaled 311.3 million and 311.2 million, respectively (2018: 312.2 million and 312.6 million).

(2)	Non-IFRS measures. Refer to “Cautionary Statement Regarding Use of Non-IFRS Accounting Measures” and the reconciliations to the nearest IFRS measures below.

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED MILLIONS (EXCEPT PER UNIT OR OTHERWISE NOTED)	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Revenues	$726	$780	$2,980	$2,982
Other income	7	24	57	50
Direct operating costs	(267)	(276)	(1,012)	(1,036)
Management service costs	(35)	(16)	(108)	(80)
Interest expense — borrowings	(167)	(171)	(682)	(705)
Share of earnings from equity-accounted investments	(22)	56	11	68
Foreign exchange and unrealized financial instrument (loss) gain	7	1	(33)	(34)
Depreciation	(198)	(208)	(798)	(819)
Other	(50)	(10)	(91)	(82)
Income tax expense
Current	(16)	(10)	(65)	(30)
Deferred	25	91	14	89

	9	81	(51)	59

Net income	$10	$261	$273	$403

Net income attributable to:
Non-controlling interests
Participating non-controlling interests — in operating subsidiaries	$58	$155	$262	$297
General partnership interest in a holding subsidiary held by Brookfield	—	2	—	1
Participating non-controlling interests — in a holding subsidiary — Redeemable/ Exchangeable units held by Brookfield	(28)	37	(25)	17
Preferred equity	7	6	26	26
Preferred limited partners’ equity	11	9	44	38
Limited partners’ equity	(38)	52	(34)	24

	$10	$261	$273	$403

Basic and diluted (loss) earnings per LP Unit	$(0.21)	$0.29	$(0.19)	$0.13

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

UNAUDITED (MILLIONS)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$115	$173
Trade receivables and other financial assets	1,172	992
Equity-accounted investments	1,889	1,569
Property, plant and equipment, at fair value	30,714	29,025
Goodwill	821	828
Deferred income tax and other assets	980	1,516

Total Assets	$35,691	$34,103

Liabilities
Corporate borrowings	$2,100	$2,328
Non-recourse borrowings	8,904	8,390
Accounts payable, accrued liabilities and other financial liabilities	895	772
Deferred income tax liabilities	4,537	4,140
Other liabilities	1,124	1,267
Equity
Non-controlling interests
Participating non-controlling interests — in operating subsidiaries	8,742	8,129
General partnership interest in a holding subsidiary held by Brookfield	68	66
Participating non-controlling interests — in a holding subsidiary — Redeemable/Exchangeable Partnership Units held by Brookfield	3,315	3,252
Preferred equity	597	568
Preferred limited partners’ equity	833	707
Limited partners’ equity	4,576	4,484

Total Equity	18,131	17,206

Total Liabilities and Equity	$35,691	$34,103

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED (MILLIONS)	Three months ended December 31		Twelve months ended December 31
	2019	2018	2019	2018
Operating activities
Net income	$10	$261	$273	$403
Adjustments for the following non-cash items:
Depreciation	198	208	798	819
Unrealized foreign exchange and financial instrument loss (gain)	(15)	(6)	27	8
Share of earnings from equity-accounted investments	22	(57)	(11)	(68)
Deferred income tax expense	(25)	(91)	(14)	(89)
Other non-cash items	58	3	127	53
Net change in working capital and other	(41)	(32)	12	(23)

	207	286	1,212	1,103

Financing activities
Net corporate borrowings	(341)	(152)	108	79
Corporate credit facilities, net	287	(318)	(422)	36
Non-recourse borrowings, net	239	77	337	(381)
Capital contributions from participating non-controlling interests — in operating subsidiaries	7	287	299	300
Issuance of preferred limited partnership units	—	—	126	196
Repurchase of LP Units	—	(43)	(1)	(51)
Distributions paid:
To participating non-controlling interests — in operating subsidiaries	(186)	(115)	(706)	(553)
To preferred shareholders	(7)	(6)	(26)	(26)
To preferred limited partners’ unitholders	(12)	(10)	(43)	(37)
To unitholders of the Partnership or BRELP	(171)	(161)	(684)	(643)
Borrowings from related party, net	2	—	2	—

	(182)	(441)	(1,010)	(1,080)

Investing activities
Acquisitions net of cash and cash equivalents in acquired entity	(121)	(27)	(202)	(39)
Investment in property, plant and equipment	(80)	(82)	(195)	(235)
(Investment in) disposal of subsidiaries, associates and other securities	2	25	87	(370)
Restricted cash and other	71	95	59	20

	(128)	11	(251)	(624)

Foreign exchange gain (loss) on cash	4	(3)	(4)	(17)

Cash and cash equivalents
Increase (decrease)	(99)	(147)	(53)	(618)
Net change in cash classified within assets held for sale	5	7	(5)	(8)
Balance, beginning of period	209	313	173	799

Balance, end of period	$115	$173	$115	$173

Reconciliation of Non-IFRS Measures

The following table reconciles the non-IFRS financial metrics to the most directly comparable IFRS measures. Net income attributable to Unitholders is reconciled to FFO and earnings per unit is reconciled to FFO per unit, both for the three months ended December 31:

			Per unit
(MILLIONS, EXCEPT AS NOTED)	2019	2018	2019	2018
Net income attributable to:
Limited partners’ equity	$(38)	$52	$(0.21)	$0.29
General partnership interest in a holding subsidiary held by Brookfield	—	2	—	—
Participating non-controlling interests — in a holding subsidiary — Redeemable/ Exchangeable units held by Brookfield	(28)	37	—	—

Net income attributable to Unitholders	$(66)	$91	$(0.21)	$0.29
Adjusted for proportionate share of:
Depreciation	172	170	0.55	0.54
Foreign exchange and unrealized financial instruments loss (gain)	(15)	4	(0.05)	0.01
Deferred income tax (recovery) expense	(29)	(71)	(0.09)	(0.23)
Other	109	12	0.35	0.05

FFO	$171	$206	$0.55	$0.66

Weighted average units outstanding(1)			311.3	312.2

(1)	Includes the general partner interest of the BEP General Partner, Redeemable/Exchangeable Partnership Units, and LP Units.

The following table reconciles the non-IFRS financial metrics to the most directly comparable IFRS measures. Net income attributable to Unitholders is reconciled to FFO and earnings per unit is reconciled to FFO per unit, both for the year ended December 31:

			Per unit
(MILLIONS, EXCEPT AS NOTED)	2019	2018	2019	2018
Net income (loss) attributable to:
Limited partners’ equity	$(34)	$24	$(0.19)	$0.13
General partnership interest in a holding subsidiary held by Brookfield	—	1	—	—
Participating non-controlling interests — in a holding subsidiary — Redeemable/Exchangeable Partnership Units held by Brookfield	(25)	17	—	—

Net income attributable to Unitholders	$(59)	$42	$(0.19)	$0.13
Adjusted for proportionate share of:
Depreciation	650	630	2.09	2.02
Foreign exchange and unrealized financial instruments loss (gain)	30	2	0.10	0.01
Deferred income tax (recovery) expense	(69)	(85)	(0.22)	(0.27)
Other	209	87	0.67	0.27

FFO	$761	$676	$2.45	$2.16

Weighted average units outstanding(1)			311.2	312.6

(1)	Includes the general partner interest of the BEP General Partner, Redeemable/Exchangeable Partnership Units, and LP Units.

THE OFFERING

Issuer	Brookfield Renewable Partners L.P.

Securities Offered

             of our         % Series 17 Preferred Units, liquidation preference $25.00 per Series 17 Preferred Unit (or              of our Series 17 Preferred Units if the underwriters exercise in full their option to purchase additional Series 17 Preferred Units). For a detailed description of the Series 17 Preferred Units, see “Description of the Offered Securities.”

Price per Series 17 Preferred Unit	$25.00

Maturity

Perpetual (unless redeemed by us, (i) prior to March 31, 2025, at our option, in connection with a Ratings Event (as defined herein); (ii) on or after March 31, 2025, at our option; and (iii) at any time, in connection with a Change in Tax Law (as defined herein). See “— Optional Redemption Upon a Ratings Event,” “— Optional Redemption on or after March 31, 2025” and “— Optional Redemptions Upon a Change in Tax Law.”

Distributions

Distributions on the Series 17 Preferred Units will accrue and be cumulative from the date that the Series 17 Preferred Units are originally issued, and will be payable on each Distribution Payment Date (as defined herein) as and when declared by the board of directors of the BEP General Partner, out of legally available funds for such purpose.

Distribution Payment Dates and Record Dates

Distributions will be payable, if declared by the BEP General Partner, quarterly on the last day of January, April, July and October in each year, in each case to holders of record as of the close of business on the fifteenth (15th) day of the calendar month of the applicable Distribution Payment Date, or such other record date as may be fixed by the BEP General Partner. The pro-rated initial distribution on the Series 17 Preferred Units offered hereby will be payable, if declared, on July 31, 2020 in an amount equal to approximately $             per Series 17 Preferred Unit. If any Distribution Payment Date falls on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accrual of additional distributions.

Distribution Rate	The distribution rate for the Series 17 Preferred Units from and including the date of original issue will be % per annum of the $25.00 liquidation preference per unit (equal to $ per unit per annum).

Payment of Additional Amounts

Subject to certain limitations, we will pay additional amounts to holders of the Series 17 Preferred Units, as additional distributions, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of any Relevant Taxing Jurisdiction

(as defined herein) on amounts we must pay with respect to the Series 17 Preferred Units, so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amount we would otherwise be required to pay had no such withholding or deduction been required. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Payment of Additional Amounts.”

Ranking	The Series 17 Preferred Units, unlike our indebtedness, will represent perpetual interests in us and will not give rise to a claim for payment of a principal amount at a particular date.

The Series 17 Preferred Units will rank:

•

senior to our LP Units and any other partnership interests of the Partnership that pursuant to a written agreement rank junior to the Class A Preferred Units with respect to payment of distributions and distributions upon dissolution, liquidation or winding-up of the Partnership, whether voluntary or involuntary (collectively, the “Junior Securities”);

•

on parity in right of payment with every other series of Class A Preferred Units, including the Existing Preferred Units (as defined in “Description of the Offered Securities — Description of Class A Preferred Units — Series”), and any other partnership interests of the Partnership that pursuant to a written agreement rank equally with the Class A Preferred Units with respect to payment of distributions and distributions upon dissolution, liquidation or winding-up of the Partnership, whether voluntary or involuntary (collectively, the “Parity Securities”);

•

junior to any class or series of partnership interests of the Partnership that pursuant to a written agreement rank senior to the Class A Preferred Units with respect to payment of distributions and distributions upon dissolution, liquidation or winding-up of the Partnership, whether voluntary or involuntary (the “Senior Securities”); and

•	junior to all of our existing and future indebtedness.

In addition, the Series 17 Preferred Units will be structurally subordinated to all existing and future debt and guarantee obligations of our subsidiaries and any capital stock of our subsidiaries held by others as to the payment of distributions and amounts payable upon a liquidation event, including (i) the Class A Preference Shares issued by BRP Equity; and (ii) the Existing Preferred Units pursuant to the Existing Preferred Unit Guarantees.

The Series 17 Preferred Units are not guaranteed by any of our subsidiaries including the Existing Preferred Unit Guarantors that currently guarantee the Existing Preferred Units pursuant to the Existing Preferred Unit Guarantee.

Parity Securities with respect to the Series 17 Preferred Units may include classes and series of our securities (including other series of Class A Preferred Units, such as the Existing Preferred Units) that have different coupons, distribution rates, mechanics, payment periods, payment dates, record dates, guarantees and/or other terms than the Series 17 Preferred Units.

Restrictions on Distributions

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all outstanding Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) have been declared and paid or set apart for payment. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series 17 Preferred Units (e.g., monthly rather than quarterly), the BEP General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the BEP General Partner expects to have sufficient funds to pay the full distribution in respect of the Series 17 Preferred Units on the next successive Distribution Payment Date.

Optional Redemption by the Partnership Upon a Ratings Event

Prior to March 31, 2025, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series 17 Preferred Units in whole, but not in part, at a redemption price in cash per Series 17 Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. We must provide not less than 25 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of our outstanding indebtedness.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series 17 Preferred Units, as such criteria are in effect as of the original issue date of the Series 17 Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series 17 Preferred Units, or (ii) a lower Equity Credit (defined below) being given to the Series 17 Preferred Units than the Equity Credit that would have been assigned to the Series 17 Preferred Units by such rating agency pursuant to its current criteria.

“Equity Credit” for the purposes of the Series 17 Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per Series 17 Preferred Unit assigned to the Series 17 Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Optional Redemption by the Partnership on or after March 31, 2025

At any time on or after March 31, 2025, we may redeem, in whole or in part, the Series 17 Preferred Units at a redemption price of $25.00 per Series 17 Preferred Unit, plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. We must provide not less than 25 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of our outstanding indebtedness.

Optional Redemption by the Partnership Upon a Change in Tax Law

We will have the option to redeem all but not less than all of the Series 17 Preferred Units at a redemption price of $25.00 per Series 17 Preferred Unit, if as a result of a Change in Tax Law there is, in our reasonable determination, a substantial probability that we or any Successor Entity (as defined in “Description of the Offered Securities — Description of Series 17 Preferred Units — Payment of Additional Amounts”) would become obligated to pay any additional amounts on the next succeeding distribution payment date with respect to the Series 17 Preferred Units and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any Successor Entity (a “Tax Event”). We must provide not less than 25 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of our outstanding indebtedness.

“Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to us, in each case described in (i)-(iv) above occurring after the date of this prospectus supplement; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a successor company is organized, such Change in Tax Law must occur after the date on which we consolidate, merge or amalgamate (or engage in a similar transaction) with the successor entity, or convey, transfer or lease substantially all of our properties and assets to the successor entity, as applicable.

“Relevant Taxing Jurisdiction” means (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which we or our distribution disbursing agent are making payments on the Series 17 Preferred Units or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which BEP or a successor entity is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

Substitution or Variation

In lieu of redemption upon or following a Tax Event, we may, without the consent of any holders of the Series 17 Preferred Units, vary the terms of, or exchange for new securities, the Series 17 Preferred Units to eliminate the substantial probability that we would be required to pay additional amounts with respect to the Series 17 Preferred Units as a result of a Change in Tax Law. The terms of the varied securities or new securities, considered in the aggregate, cannot be less favorable to holders than the terms of the Series 17 Preferred Units prior to being varied or exchanged, and no such variation of terms or securities in exchange shall change certain specified terms of the Series 17 Preferred Units. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Substitution or Variation”.

Conversion; Exchange and Preemptive Rights

The Series 17 Preferred Units will not be subject to preemptive rights or be convertible into or exchangeable for any other securities or property, except under the circumstances set forth under “Description of the Offered Securities — Description of Series 17 Preferred Units — Substitution or Variation.”

Voting Rights; Amendments

Holders of the Series 17 Preferred Units generally will have no voting rights (except as otherwise provided by law and except for meetings of holders of Class A Preferred Units as a class and meetings of all holders of Series 17 Preferred Units as a series). Holders of the Series 17 Preferred Units will not be entitled to receive notice of, attend, or vote at, any meeting of unitholders of the Partnership, unless and until the Partnership shall have failed to pay eight quarterly distributions on the Series 17 Preferred Units, whether or not consecutive and whether or not such distributions have been declared and whether or not there are any monies of the Partnership legally available for distributions under Bermuda law.

In connection with the closing of this offering of Series 17 Preferred Units, we expect to further amend our Fourth Amended and Restated Agreement of Limited Partnership (as amended, our “Partnership Agreement”) to reflect the issuance of the Series 17 Preferred Units. We may not adopt any subsequent amendment to our Partnership Agreement that has a material adverse effect on the powers, preferences, duties or special rights of the Class A Preferred Units unless such amendment (i) is approved by a resolution signed by the holders of Class A Preferred Units owning not less than the percentage of the Class A Preferred Units that would be necessary to authorize such action at a meeting of the holders of the Class A Preferred Units at which all holders of the Class A Preferred Units were present and voted or were represented by proxy or (ii) is passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the Class A Preferred Units as a class duly called for that purpose and at which the holders of at least 25% of the outstanding Class A Preferred Units are present or represented by proxy.

Similarly, we may not adopt an amendment to our Partnership Agreement that has a material adverse effect on the powers, preferences, duties or special rights of the Series 17 Preferred Units unless such amendment (i) is approved by a resolution signed by the holders of Series 17 Preferred Units owning not less than the percentage of the Series 17 Preferred Units that would be necessary to authorize such action at a meeting of the holders of the Series 17 Preferred Units at which all holders of the Series 17 Preferred Units were present and voted or were represented by proxy or (ii) is passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the Series 17 Preferred Units duly called for that purpose and at which the holders of at least 25% of the outstanding Series 17 Preferred Units are present or represented by proxy.

We may issue Junior Securities and Parity Securities (including additional Class A Preferred Units) from time to time without the consent of holders of outstanding Class A Preferred Units.

Further, unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Class A Preferred Units, we may not issue any Senior Securities.

At any meeting of holders of Series 17 Preferred Units as a series, each such holder shall be entitled to one vote in respect of each Series 17 Preferred Unit held.

Fixed Liquidation Preference

In the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, unless the Partnership is continued under the election to reconstitute and continue the Partnership, holders of the Series 17 Preferred Units will generally, subject to the discussion under “Description of the Offered Securities — Description of Series 17 Preferred Units — Liquidation Rights”, have the right to receive the liquidation preference of $25.00 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to but excluding the date of payment, whether or not declared. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding-up of our affairs.

Sinking Fund	The Series 17 Preferred Units will not be entitled or subject to any sinking fund requirements.

Use of Proceeds

We estimate that the net proceeds from this offering (after deducting the underwriting discounts and commissions and estimated offering expenses), will be approximately $             million ($             million if the underwriters exercise in full their option to purchase              additional Series 17 Preferred Units).

We will use the net proceeds from this offering to subscribe for Series 17 BRELP Mirror Units (as defined in “Description of the Offered Securities — Description of Series 17 Preferred Units — Series 17 BRELP Mirror Units”) that are designed to mirror the economic terms of the Series 17 Preferred Units. We intend to allocate an amount equal to the net proceeds from this offering to finance and/or refinance investments made in renewable power generation assets or businesses, and to support the development of clean energy technologies, that constitute Eligible Investments (as defined in “Use of Proceeds”)). Pending the allocation of an amount equal to the net proceeds of the Series 17 Preferred Units to finance or refinance Eligible Investments, the unallocated portion of the net proceeds may be temporarily used for the repayment of our outstanding indebtedness. See “Use of Proceeds” and “Description of the Offered Securities — Series 17 BRELP Mirror Units.”

Affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC are lenders under our credit facilities. To the extent that we use any of the net proceeds from this offering to repay borrowings outstanding under our credit facilities, affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC may receive proceeds from this offering. See “Underwriting.”

Material U.S. Federal Income Tax Consequences

For a discussion of material U.S. federal income tax considerations that may be relevant to certain prospective holders of Series 17 Preferred Units, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Form

The Series 17 Preferred Units will be issued and maintained in book-entry form registered in the name of DTC or its nominee, except under limited circumstances. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Book-Entry System.”

Listing; Absence of Public Market

We have filed an application to list the Series 17 Preferred Units on the NYSE. If the application is approved, trading of the Series 17 Preferred Units on the NYSE is expected to begin within 30 days after the original issue date of the Series 17 Preferred Units. The underwriters have advised us that they intend to make a market in the Series 17 Preferred Units prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series 17

Preferred Units will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Risk Factors

Investing in our Series 17 Preferred Units involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and page 1 of the accompanying base prospectus, and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, as well as other cautionary statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein regarding risks you should consider before investing in our Series 17 Preferred Units.

Settlement	The underwriters expect to deliver the Series 17 Preferred Units to the purchasers in book-entry form through the facilities of DTC and its direct participants, on or about , 2020.

RISK FACTORS

An investment in our Series 17 Preferred Units involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference as provided under “Documents Incorporated by Reference,” including our Annual Report, and the risk factors described under “Risk Factors” therein. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Information” herein. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus supplement, in the accompanying base prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition, results of operations, liquidity and the market price of the Series 17 Preferred Units could be adversely affected.

Risks Related to the Series 17 Preferred Units

The Series 17 Preferred Units represent perpetual interests in us, and investors should not expect us to redeem any Series 17 Preferred Units on the date the Series 17 Preferred Units become redeemable by us or on any particular date thereafter.

The Series 17 Preferred Units represent perpetual interests in us, they have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, unlike our indebtedness, none of the Series 17 Preferred Units will give rise to a claim for payment of a principal amount at a particular date. Instead, the Series 17 Preferred Units may be redeemed by us at our option (i) following a Change in Tax Law, in whole but not in part, out of funds legally available for such redemption, at a redemption price in cash of $25.00 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared, (ii) prior to March 31, 2025, following the occurrence of a Ratings Event, in whole but not in part, out of funds legally available for such redemption, at a redemption price in cash of $25.50 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared, or (iii) at any time on or after March 31, 2025, at our option, in whole or in part, out of funds legally available for such redemption, at a redemption price in cash of $25.00 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared.

Any decision we may make at any time to redeem the Series 17 Preferred Units will depend upon, among other things, our evaluation of our capital position, the terms and circumstances of any Ratings Event or Change in Tax Law, as applicable, and general market conditions at that time. The instruments governing our outstanding indebtedness also may limit our ability to redeem the Series 17 Preferred Units. As a result, the holders of the Series 17 Preferred Units may be required to bear the financial risks of an investment in the Series 17 Preferred Units for an indefinite period of time.

The Series 17 Preferred Units are structurally subordinated to our existing and future debt obligations and Senior Securities, as well as existing and future debt obligations of our subsidiaries and any capital stock of our subsidiaries held by others, including the Class A Preference Shares issued by BRP Equity and the Existing Preferred Units to the extent of the Existing Preferred Unit Guarantee.

The Series 17 Preferred Units will rank junior to all of our existing and future indebtedness and Senior Securities with respect to assets available to satisfy claims against us, and rank pari passu in right of payment with every other class or series of Class A Preferred Units, including the Existing Preferred Units and any other class or series of partnership interest that pursuant to a written agreement rank equally with the Class A Preferred Units. As of December 31, 2019, our total consolidated debt, including amounts borrowed under our corporate credit facilities, was approximately $11,071 million, and we had the ability to borrow an additional $1,985 million under our corporate credit facilities, subject to certain limitations. In addition, as of December 31,

2019, we had 44,885,496 Existing Preferred Units issued and outstanding, each with a liquidation preference of C$25.00 per unit, and, each of which has the benefit of the Existing Preferred Unit Guarantees. See “Description of the Offered Securities — Description of Class A Preferred Units — Series.” Payments made in respect of our debt and any Senior Securities reduces cash available for distribution to the holders of the Series 17 Preferred Units. In addition, the Series 17 Preferred Units will be structurally subordinated to all existing and future debt and guarantee obligations of our subsidiaries and any capital stock of our subsidiaries held by others as to the payment of distributions and amounts payable upon a liquidation event, including (i) the Class A Preference Shares issued by BRP Equity; and (ii) the Existing Preferred Units pursuant to the Existing Preferred Unit Guarantees.

In addition, while the Existing Preferred Units have been guaranteed by the Existing Preferred Unit Guarantors, and future series of Class A Preferred Units may be similarly guaranteed, none of the Partnership’s subsidiaries has guaranteed, or otherwise has become obligated with respect to, the Series 17 Preferred Units, and it is not expected that any of the Partnership’s subsidiaries will guarantee, or will otherwise become obligated with respect to, the Series 17 Preferred Units in the future. Therefore, the Existing Preferred Unit Guarantors will have no obligation, contingent or otherwise, in respect of the Series 17 Preferred Units and the Series 17 Preferred Units will be structurally subordinated to all existing and future debt and equity obligations of the Existing Preferred Unit Guarantors and each of our other subsidiaries. Only the Existing Preferred Units, and any future series of Class A Preferred Units which benefit from a similar guarantee in the future, will have the benefit of credit support from the Existing Preferred Unit Guarantors, and the Series 17 Preferred Units will not.

Our ability to issue additional Parity Securities and Senior Securities, and our ability to incur additional indebtedness, in the future could adversely affect the rights of holders of our Series 17 Preferred Units.

The Series 17 Preferred Units will rank pari passu in right of payment with the Existing Preferred Units and any other Parity Securities. We are allowed to issue additional Parity Securities without any vote of the holders of the Existing Preferred Units and/or the Series 17 Preferred Units, and we may issue Senior Securities if we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Class A Preferred Units. The issuance of any additional Parity Securities would dilute the interests of the holders of the Series 17 Preferred Units. Furthermore, the issuance of any Senior Securities or additional Parity Securities could affect our ability to pay distributions on, redeem, or pay the liquidation preference on the Series 17 Preferred Units if we do not have sufficient funds to pay all liquidation preferences of any Senior Securities, the Existing Preferred Units, the Series 17 Preferred Units and any other Parity Securities in full. In addition, future issuances and sales of Senior Securities or Parity Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series 17 Preferred Units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

In addition, the terms of the Series 17 Preferred Units do not limit our ability to incur indebtedness. Although some of the agreements governing our existing indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness we could incur in compliance with these restrictions could be substantial. As a result, we and our subsidiaries may incur indebtedness that will rank senior to the Series 17 Preferred Units. The incurrence of indebtedness or other liabilities that will rank senior to the Series 17 Preferred Units may reduce the amount available for distributions and the amount recoverable by holders of Series 17 Preferred Units.

The declaration of distributions on the Series 17 Preferred Units will be at the discretion of the BEP General Partner.

The declaration of distributions on the Series 17 Preferred Units will be at the discretion of the BEP General Partner. Holders of Series 17 Preferred Units will not have a right to distributions on such units unless declared by the BEP General Partner. The declaration of distributions will be at the discretion of the BEP General Partner even if the Partnership has sufficient funds, net of its liabilities, to pay such distributions. This may result in holders of the Series 17 Preferred Units not receiving the full amount of distributions that they expect to receive, or any distributions, and may make it more difficult to resell Series 17 Preferred Units or to do so at a price that the holder finds attractive. The BEP General Partner will not allow the Partnership to pay a distribution (i) unless there is sufficient cash available, (ii) which would render the Partnership unable to pay its debts as and when they come due, or (iii) which, in the opinion of the BEP General Partner, would or might leave the Partnership with insufficient funds to meet any future or contingent obligations. In addition, although unpaid distributions are cumulative, we are not required to accumulate cash for purpose of making distributions to holders of the Existing Preferred Units, Series 17 Preferred Units or any other preferred units we may issue, which may limit the cash available to make distributions on the Series 17 Preferred Units.

The Series 17 Preferred Units have limited voting rights.

Except as set forth in our Partnership Agreement or as otherwise required by Bermuda law, and except as described in “Description of the Offered Securities — Description of Series 17 Preferred Units — Voting Rights,” holders of the Series 17 Preferred Units generally will have no voting rights. For example, the Partnership may sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions without the approval of holders of the Series 17 Preferred Units. Although the holders of the Series 17 Preferred Units are entitled to limited protective voting rights with respect to certain matters, as described in “Description of the Offered Securities — Description of Series 17 Preferred Units — Voting Rights,” the Series 17 Preferred Units will generally vote as a separate class, or along with all other classes or series of our Parity Securities, including the Existing Preferred Units or other preferred units that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series 17 Preferred Units may be significantly diluted, and the holders of such other classes or series of Parity Securities (including the Existing Preferred Units) that we have issued, or may issue in the future, may be able to control or significantly influence the outcome of any vote.

The terms of the Series 17 BRELP Mirror Units, which are designed to mirror the economic terms of the Series 17 Preferred Units, may be amended by BRELP, which we control, in a manner that could be detrimental to holders of Series 17 Preferred Units, and the terms of the Series 17 BRELP Mirror Units should not be relied upon to ensure that we have sufficient cash flows to pay distributions on or redeem the Series 17 Preferred Units.

We intend to authorize and create a proportionate number of Series 17 BRELP Mirror Units with terms designed to mirror the economic terms of the Series 17 Preferred Units, and the Partnership will use the net proceeds of this offering to subscribe for such Series 17 BRELP Mirror Units. See “Use of Proceeds” and “Description of the Offered Securities — Description of Series 17 Preferred Units — Series 17 BRELP Mirror Units.”

The terms of the Series 17 BRELP Mirror Units will provide that no distribution may be declared or paid or set apart for payment on any Mirror Junior Securities (as defined in “Description of the Offered Securities — Description of Series 17 Preferred Units — Series 17 BRELP Mirror Units”) (other than a distribution payable solely in Mirror Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series 17 BRELP Mirror Units and any Mirror Parity Securities (as defined in “Description of the Offered Securities — Description of Series 17 Preferred Units — Series 17 BRELP Mirror Units”), which includes the BRELP Mirror Units in respect of the Existing Preferred Units, through the most recent respective distribution payment dates. To the extent a distribution period applicable to a class of Mirror Junior Securities or Mirror Parity Securities is shorter than the distribution period applicable to the Series 17 BRELP Mirror Units (e.g., monthly rather than quarterly), we may declare and pay regular distributions with respect to such Mirror Junior Securities or Mirror Parity Securities so long as, at the time of declaration of such distribution, we expect to have sufficient funds to pay the full distribution in respect of the Series 17 BRELP Mirror Units on the next successive distribution payment date.

The terms of the Series 17 BRELP Mirror Units are intended, among others, to provide credit support to the Series 17 Preferred Units. However, BRELP will have no direct obligations with respect to our Series 17 Preferred Units. BRELP, which is controlled by us, may amend, modify or alter the terms of the Series 17 BRELP Mirror Units, including with respect to distributions, in a manner that could be detrimental to the holders of the Series 17 Preferred Units.

As of the date of this prospectus supplement, 44,885,496 Mirror Parity Securities were issued and outstanding by BRELP, all of which were BRELP Mirror Units in respect of the Existing Preferred Units. In addition, subject to the terms of the limited partnership agreement of BRELP (the “BRELP Partnership Agreement”), BRELP may in the future issue additional securities that are on parity in right of payment with or senior to the Series 17 BRELP Mirror Units, and any such securities may be issued to third parties, which would be structurally senior to the Series 17 Preferred Units. Any of the foregoing actions could materially and adversely affect the market price of the Series 17 Preferred Units. Accordingly, the terms of the Series 17 BRELP Mirror Units should not be relied upon to ensure we have sufficient cash flows to enable us to pay distributions on or redeem the Series 17 Preferred Units.

The terms of our current and future indebtedness may restrict our ability to make distributions on the Series 17 Preferred Units or to redeem the Series 17 Preferred Units.

Distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any Senior Securities, including our current and future indebtedness. The instruments governing the terms of current or future financing or the refinancing of any borrowings may restrict our ability to make distributions on our partnership interests that may, directly or indirectly, negatively affect our ability to make distributions on the Series 17 Preferred Units or redeem the Series 17 Preferred Units. For example, our credit facilities would prohibit such distributions if we are in default under those facilities. The Series 17 Preferred Units place no restrictions on our ability to incur indebtedness containing such restrictive covenants.

Your ability to transfer the Series 17 Preferred Units at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The Series 17 Preferred Units are a new series of our Class A Preferred Units and do not have an established trading market. In addition, since the Series 17 Preferred Units have no stated maturity date, investors seeking liquidity will be limited to selling their Series 17 Preferred Units in the secondary market absent redemption by us. We have applied to list the Series 17 Preferred Units on the NYSE, but there can be no assurance that the NYSE will accept the Series 17 Preferred Units for listing. Even if the Series 17 Preferred Units are approved for listing by the NYSE, an active trading market on the NYSE for the Series 17 Preferred Units may not develop or, even if it develops, may not last, in which case the trading price of the Series 17 Preferred Units could be adversely affected and your ability to transfer your Series 17 Preferred Units could be limited. If an active trading market does develop on the NYSE, the Series 17 Preferred Units may trade at prices lower than the offering price. The trading price of the Series 17 Preferred Units would depend on many factors, including:

•	the trading price of our LP Units;

•	the trading price of the Existing Preferred Units;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our corporate credit ratings and the credit ratings of the Existing Preferred Units and/or Series 17 Preferred Units;

•	our issuance of debt or other preferred securities or the incurrence of additional indebtedness; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Series 17 Preferred Units pending any listing of the Series 17 Preferred Units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Market interest rates may adversely affect the value of the Series 17 Preferred Units.

One of the factors that will influence the price of the Series 17 Preferred Units will be the distribution yield on the Series 17 Preferred Units (as a percentage of the price of the Series 17 Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series 17 Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution to our limited partners, including the holders of the Series 17 Preferred Units. Accordingly, higher market interest rates could cause the market price of the Series 17 Preferred Units to decrease.

We have no control over a number of factors, including economic, financial and political events, that impact market fluctuations in interest rates, which have in the past and may in the future experience volatility.

Redemption may adversely affect your return on the Series 17 Preferred Units.

On or after March 31, 2025, we will have the right, at our option, to redeem at a price of $25.00 per Series 17 Preferred Unit, plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared, some or all of the Series 17 Preferred Units, as defined and described under “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption — Optional Redemption on or after March 31, 2025.” In addition, prior to March 31, 2025, we may redeem the Series 17 Preferred Units after the occurrence of a Ratings Event, as defined and described in “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption — Optional Redemption Upon a Ratings Event”, at a price of $25.50 per Series 17 Preferred Unit, plus accrued and unpaid distributions. We will also be able to redeem all but not less than all of the Series 17 Preferred Units following the occurrence of a Change in Tax Law out of funds legally available for such redemption, at a redemption price in cash of $25.00 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. To the extent that we redeem the Series 17 Preferred Units at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Series 17 Preferred Units, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the Series 17 Preferred Units.

In addition, we are not required to redeem the Series 17 Preferred Units in connection with a change of control of the Partnership or the BEP Group, and even if we decide to redeem the Series 17 Preferred Units, since the Series 17 Preferred Units will rank pari passu in right of payment with every other series of Class A Preferred Units, including the Existing Preferred Units, and junior to all of our existing and future indebtedness, we may not have sufficient financial resources available or be permitted under our existing and future indebtedness to redeem the Series 17 Preferred Units. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption.”

Under certain limited circumstances, the terms of the Series 17 Preferred Units may change without your consent or approval.

Under the terms of the Series 17 Preferred Units, at any time following a Tax Event, we may, without the consent of any holders of the Series 17 Preferred Units, vary the terms of the Series 17 Preferred Units such that they remain securities, or exchange the Series 17 Preferred Units for new securities, which would eliminate the substantial probability that we or any Successor Company (as defined herein) would be required to pay any additional amounts with respect to the Series 17 Preferred Units as a result of a Change in Tax Law. However, our exercise of this right is subject to certain conditions, including that the terms considered in the aggregate cannot be less favorable to holders of the Series 17 Preferred Units than the terms of the Series 17 Preferred Units prior to being varied or exchanged. See “Description of the Offered Securities — Description of the Series 17 Preferred Units — Substitution or Variation”.

A change in the rating of the Series 17 Preferred Units could adversely affect the market price of the Series 17 Preferred Units.

In connection with this offering, we expect that the Series 17 Preferred Units will receive a rating from each of S&P Global Ratings and DBRS Limited. Rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Series 17 Preferred Units. Any real or anticipated downgrade or withdrawal of any ratings of the Series 17 Preferred Units could have an adverse effect on the market price or liquidity of the Series 17 Preferred Units.

Ratings reflect only the views of the issuing rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Series 17 Preferred Units, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Series 17 Preferred Units may not reflect all risks related to the Partnership and its business or the structure or market value of the Series 17 Preferred Units. A downgrade or potential downgrade in the rating, the assignment of a new rating that is lower than the existing rating, or a downgrade or potential downgrade in the rating assigned to us, our subsidiaries, the Series 17 Preferred Units or any of our other securities could adversely affect the trading price and liquidity of the Series 17 Preferred Units.

We cannot be sure that any rating agency will maintain its rating once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the rating once issued or to advise holders of Series 17 Preferred Units of any change in ratings. A failure to obtain a rating or a negative change in a rating once issued could have an adverse effect on the market price or liquidity of the Series 17 Preferred Units.

Rating agencies may change rating methodologies, and their ratings may not reflect all risks.

The rating agencies that currently or may in the future publish a rating for us or the Series 17 Preferred Units may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series 17 Preferred Units. If the rating agencies change their practices for rating securities in the future, and the ratings of the Series 17 Preferred Units are subsequently lowered, the trading price and liquidity of the Series 17 Preferred Units could be adversely affected.

In addition, credit ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the Series 17 Preferred Units. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. In addition, prior to March 31, 2025, we may, at our option, redeem the Series 17 Preferred Units upon occurrence of a Ratings Event. See “Description of the Offered Securities — Description of Series 17 Preferred Units — Redemption — Optional Redemption Upon a Ratings Event.”

Holders of Series 17 Preferred Units may have liability to repay distributions.

Under certain circumstances, holders of the Series 17 Preferred Units may have to repay amounts wrongfully returned or distributed to them. Under Section 11 of the Bermuda Limited Partnership Act 1883, as amended (“LP Act”), we may not return (or release) any part of a limited partner’s capital contribution (a “Capital Withdrawal”) nor make a distribution from the assets of the partnership if we have reasonable grounds for believing that the Capital Withdrawal or distribution would cause us to be unable to repay our liabilities as they become due (“Impermissible Capital Withdrawal”).

Bermuda law provides that for a period of six years from the date of an Impermissible Capital Withdrawal, limited partners who received the Impermissible Capital Withdrawal will be liable to the limited partnership (or where the partnership is dissolved to its creditors) for the amount of the contribution wrongfully returned or released. Bermuda law also provides that for a period of one year from the date of a Capital Withdrawal made in accordance with the provisions of the LP Act, a limited partner who received the Capital Withdrawal will be liable to the limited partnership (or where the partnership is dissolved to its creditors) for the amount of the contribution returned or released.

A purchaser of Series 17 Preferred Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known to such purchaser of Series 17 Preferred Units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our Partnership Agreement.

The Series 17 Preferred Units may not be a suitable investment for all investors seeking exposure to green assets.

We intend to allocate an amount equal to the net proceeds from this offering to finance and/or refinance investments made in renewable power generation assets or businesses, including the repayment of indebtedness, and to support the development of clean energy technologies, that constitute Eligible Investments. However, we will retain broad discretion over the use or allocation of the net proceeds from this offering and you may not agree with the ultimate use or allocation of these net proceeds.

Neither we nor the underwriters can provide any assurance that any Eligible Investments will satisfy investor criteria and expectations regarding environmental impact and sustainability performance. In particular, no assurance is given that the use or allocation of such proceeds for any Eligible Investments will satisfy, whether in whole or in part, any present or future investor expectations or requirements regarding any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own bylaws or other governing rules or investment portfolio mandates (in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, the relevant Eligible Investments). Adverse environmental or social impacts may occur during the design, construction and operation of the projects or the projects may become controversial or criticized by activist groups or other stakeholders.

In addition, we have agreed to certain use of proceeds and reporting requirements as described in “Use of Proceeds”; however, we are not obligated to comply with such requirements under the terms of the Series 17 Preferred Units. Furthermore, a withdrawal of the Framework Report (as defined in “Use of Proceeds”) may affect the value of the Series 17 Preferred Units and/or may have consequences for certain investors with portfolio mandates to invest in green assets.

Tax Risks

The treatment of distributions on the Series 17 Preferred Units as guaranteed payments for the use of capital gives rise to uncertain U.S. federal income tax consequences for U.S. Preferred Holders.

The U.S. federal income tax treatment of distributions on the Series 17 Preferred Units is uncertain. We will treat holders as partners entitled to a guaranteed payment for the use of capital on their Series 17 Preferred Units, although the U.S. Internal Revenue Service (“IRS”) may disagree with this treatment. If the Series 17 Preferred Units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes, and distributions on the Series 17 Preferred Units would constitute ordinary interest income.

Because we will treat the Series 17 Preferred Units as partnership interests, we will treat distributions on the Series 17 Preferred Units as guaranteed payments for the use of capital that generally will be taxable to U.S.

Preferred Holders (as defined below) as ordinary income for U.S. federal income tax purposes. Although a U.S. Preferred Holder will recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous cash distribution, we anticipate accruing and making the guaranteed payment distributions on a quarterly basis. Otherwise, the holders of Series 17 Preferred Units generally are not expected to share in our items of income, gain, loss, or deduction, nor will we allocate any share of our nonrecourse liabilities, if any, to the holders of Series 17 Preferred Units. Upon the sale of Series 17 Preferred Units, a U.S. Preferred Holder will be required to recognize gain or loss equal to the difference between the amount realized by such holder and such holder’s tax basis in the Series 17 Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Series 17 Preferred Units. Subject to general rules requiring a blended tax basis among multiple partnership interests (including LP Units), the tax basis of a Series 17 Preferred Unit generally will be equal to the sum of the cash and the fair market value of other property paid by the holder of such Series 17 Preferred Units to acquire such Series 17 Preferred Unit.

Investment in the Series 17 Preferred Units by U.S. Preferred Holders that are tax exempt organizations raises tax issues unique to them. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain. Depending on the circumstances, such payments may be treated as unrelated business taxable income (“UBTI”) for U.S. federal income tax purposes.

By reason of holding our Series 17 Preferred Units, a U.S. Preferred Holder may face adverse U.S. federal income tax consequences arising from the ownership of an indirect interest in a “passive foreign investment company” (“PFIC”). Based on our treatment of distributions on Series 17 Preferred Units as guaranteed payments for the use of capital, we intend to take the position that the PFIC rules generally do not apply to a U.S. Preferred Holder whose indirect interest in a PFIC, if any, arises solely by reason of owning our Series 17 Preferred Units. However, the treatment of preferred partnership interests under the PFIC rules is uncertain. There can be no assurance that the IRS or a court will not treat a U.S. Preferred Holder as subject to the PFIC rules that apply to U.S. holders of partnership interests in the Partnership generally. In such case, if we hold an interest in a PFIC, an investment by a U.S. Preferred Holder in our Series 17 Preferred Units may produce taxable income that is not related to distributions on such units, and such holder may be required to take such income into account in determining such holder’s gross income subject to tax. In addition, with respect to gain realized upon the direct or indirect sale of, and excess distributions from, a PFIC for which an election for current inclusions is not made, such income would be taxable at ordinary income rates and subject to an additional tax equivalent to an interest charge on the deferral of income inclusions from the PFIC. For these and other PFIC consequences generally applicable to U.S. holders of partnership interests in the Partnership generally, see “— Consequences to U.S. Holders — Passive Foreign Investment Companies” in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report.

U.S. Preferred Holders should consult their own tax advisers regarding the U.S. federal income tax consequences of owning Series 17 Preferred Units in light of their particular circumstances.

USE OF PROCEEDS

We estimate that the net proceeds from this offering (after deducting the underwriting discounts and commissions and estimated offering expenses), will be approximately $                 million ($                 million if the underwriters exercise in full their option to purchase                  additional Series 17 Preferred Units).

The Partnership will use the net proceeds from this offering to subscribe for Series 17 BRELP Mirror Units that are designed to mirror the economic terms of the Series 17 Preferred Units. See “Description of the Offered Securities — Series 17 BRELP Mirror Units.”

We intend to allocate an amount equal to the net proceeds from this offering to finance and/or refinance investments made in renewable power generation assets or businesses, and to support the development of clean energy technologies in the categories set forth in the table below (“Eligible Investments”). Pending the allocation of an amount equal to the net proceeds of the Series 17 Preferred Units to finance or refinance Eligible Investments, the unallocated portion of the net proceeds may be temporarily used for the repayment of our outstanding indebtedness.

“Eligible Investments” will generally fall into the categories outlined in the table below. The look-back period for Eligible Investments will be up to 24 months prior to the date of issuance.

Area	Description	Eligible Categories
Renewable Energy Generation	Investments that help supply energy from renewable and low carbon sources

•  Solar Energy

—   Construction of new solar energy facilities

—   Maintenance, refurbishment or repowering of existing solar energy facilities

—   Acquisition of solar energy facilities or businesses

•  Wind Energy

—   Construction of new wind energy facilities

—   Maintenance, refurbishment or repowering of existing wind energy facilities

—   Acquisition of wind energy facilities or businesses

•  Hydroelectricity

—   Construction of new run-of-river and other hydroelectricity facilities(1)

—   Refurbishment, modernization, and/or maintenance of existing hydroelectricity facilities with the purpose of increasing generation efficiency, operational life span and/or renewable energy output while maintaining or improving the level of operational safety

—   Acquisition of hydroelectricity facilities or businesses, including pumped storage assets

•  Biomass Energy(2)

—   Construction of new biomass facilities

—   Maintenance, refurbishment or repowering of existing biomass facilities

—   Acquisition of biomass facilities or businesses

Area	Description	Eligible Categories
Energy Efficiency and Management	Investments that help reduce energy consumption or help manage and store energy	• Industrial efficiency • Climate change and eco-efficient products, production technologies and processes • Energy storage technologies or assets

(1)

To determine if construction of other hydroelectricity facilities greater than 25 MW constitutes an Eligible Investment, we will assess the size, location, carbon intensity scoring and risk (including environmental and social risks). Our assessment will be subject to review by a reputable third party.

(2)	Biomass generation feedstock will be limited to sources that do not deplete existing terrestrial carbon pools, such as agricultural or forestry residue.

Process for Project Evaluation and Selection

Our Capital Markets and Treasury (“CMT”) team will be responsible for determining if an investment is an Eligible Investment. The CMT team will verify the suitability and eligibility of such investments in collaboration with internal experts and stakeholders, including our in-house sustainability team.

Eligibility of investments will be evaluated based on several criteria, such as financial, technical/operating, market, legal and environmental, social and governance risks. In addition, our Code of Business Conduct and Ethics and Health, Safety, Security and Environmental Policy set forth principles to guide behavior and standards that must be adhered to.

Management of Proceeds of this Offering

The net proceeds of this offering will be deposited to the Partnership’s general account and an amount equal to the net proceeds will be earmarked for allocation to Eligible Investments. We have established a register to record on an ongoing basis the allocation of the net proceeds to Eligible Investments.

Reporting

We will provide annual updates to investors on our website or in our financial statements, which will contain information on our green bond and preferred securities program, including amounts allocated to Eligible Investments and the balance of unallocated proceeds. Where feasible, we will incorporate the allocation of proceeds by eligible category and provide examples of investments being financed with green bond and preferred securities proceeds until all such proceeds have been allocated. Where feasible, the report will include qualitative and quantitative impact indicators. Examples of impact indicators that may be included are (1) installed capacity; (2) renewable energy production; and (3) greenhouse gas emissions reduced and/or avoided cost. The information found on, or accessible through, our website is not incorporated into and does not form a part of this prospectus supplement.

Green Bond Principles

Pursuant to the recommendation of the International Capital Market Association (the “ICMA”) in the June 2018 Green Bond Principles (the “Green Bond Principles”) that issuers use external assurance to confirm their alignment with the key features of the Green Bond Principles, at the Partnership’s request, an outside consultant has issued a second party opinion in relation to our compliance under the Brookfield Renewable Green Bond and Preferred Securities Framework, as amended in February 2020 (the “Framework Report”). The Framework Report is not incorporated into, and does not form part of, this prospectus supplement. Neither we nor the underwriters make any representation as to the suitability of the Framework Report. The Framework Report is not a recommendation to buy, sell or hold securities and is only current as of the date it was initially issued.

We believe are in alignment with the core components of the Green Bond Principles.

* * *

Affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC are lenders under our credit facilities. To the extent that we use any of the net proceeds from this offering to repay borrowings outstanding under our credit facilities, affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC may receive proceeds from this offering. See “Underwriting.”

CONSOLIDATED CAPITALIZATION

The following table sets forth the capital and consolidated indebtedness of the Partnership as at December 31, 2019:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of the Series 17 Preferred Units offered by this prospectus supplement, after deducting underwriting commissions and estimated expenses, and giving effect to the subscription of Series 17 BRELP Mirror Units as described under “Use of Proceeds.”

You should read this table in conjunction with the detailed information under the heading “Use of Proceeds” in this prospectus supplement. The preliminary financial results below have been prepared by, and are the responsibility of, our management. Neither our independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of December 31, 2019 contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information. The financial information presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.

	As at December 31, 2019
($ Millions)	Actual	As adjusted(3)
Credit facilities	$299
Corporate borrowings(1)	1,808	1,808
Non-recourse borrowings(2)	8,964	8,964
Deferred income tax liabilities, net of deferred income tax assets	4,421	4,421
Equity
Non-controlling interests attributable to:
Preferred equity	597	597
Participating non-controlling interests — in operating subsidiaries	8,742	8,742
General partnership interests in a holding subsidiary held by Brookfield	68	68
Participating non-controlling interests — in a holding subsidiary — Redeemable/Exchangeable Partnership Units held by Brookfield	3,315	3,315

Total non-controlling interests	12,722	12,722

Preferred limited partners’ equity	833
Limited partners’ equity	4,576	4,576

Total equity	18,131

Total capitalization	$33,623

(1)	These amounts are guaranteed by the Partnership and/or the Existing Preferred Unit Guarantors but are unsecured.
(2)	Asset-specific, non-recourse borrowings secured against the assets of certain Partnership subsidiaries.
(3)	Assumes no exercise of underwriters’ option to purchase up to additional Series 17 Preferred Units.

DESCRIPTION OF THE OFFERED SECURITIES

On the closing of this offering, our Partnership Agreement will be amended to authorize and create the Series 17 Preferred Units, and to make certain consequential changes resulting from the authorization and creation of the Series 17 Preferred Units. Our Partnership Agreement will be amended by the BEP General Partner pursuant to Article 14 of our Partnership Agreement.

Description of Class A Preferred Units

The following description of the particular terms of the Class A Preferred Units supplements the description of the general terms and provisions of preferred units in the accompanying base prospectus and does not purport to be complete. The following description is subject to, and qualified in its entirety by reference to, the provisions of our Partnership Agreement, including the Sixth Amendment thereto (“Amendment No. 6”), which will be entered into in connection with the closing of this offering and will be filed as an exhibit to a report on Form 6-K. We urge you to read our Partnership Agreement, including Amendment No. 6, because it, and not this description, will define your rights as a holder of the Class A Preferred Units.

Series

The Class A Preferred Units may be issued from time to time in one or more series. As of the date of this prospectus supplement, we have outstanding 2,885,496 Class A Preferred Limited Partnership Units, Series 5 (the “Series 5 Preferred Units”); 7,000,000 Class A Preferred Limited Partnership Units, Series 7 (the “Series 7 Preferred Units”) (which may be re-classified into Series 8 Preferred Units (as defined below)); 8,000,000 Class A Preferred Limited Partnership Units, Series 9 (the “Series 9 Preferred Units”) (which may be re-classified into Series 10 Preferred Units (as defined below)); 10,000,000 Class A Preferred Limited Partnership Units, Series 11 (the “Series 11 Preferred Units”) (which may be re-classified into Series 12 Preferred Units (as defined below)); 10,000,000 Class A Preferred Limited Partnership Units, Series 13 (which may be re-classified into Series 14 Preferred Units (as defined below)); and 7,000,000 Class A Preferred Limited Partnership Units, Series 15 (the “Series 15 Preferred Units”) (which may be re-classified into Series 16 Preferred Units (as defined below)) (collectively, and including the Class A Preferred Units of the series into which they may be re-classified, the “Existing Preferred Units”). The BEP General Partner will fix the number of Class A Preferred Units in each additional series and the terms of each additional series before issue. The Existing Preferred Unit Guarantors have guaranteed, jointly and severally, each series of the Existing Preferred Units as to (i) the payment of distributions, as and when declared; (ii) the payment of amounts due upon redemption; and (iii) the payment of amounts due upon liquidation of the Partnership (the “Existing Preferred Unit Guarantees”).

The Partnership’s Series 5 Preferred Units, Series 7 Preferred Units, Series 9 Preferred Units, Series 11 Preferred Units, Series 13 Preferred Units and Series 15 Preferred Units are listed on the TSX under the symbols “BEP.PR.E”, “BEP.PR.G”, “BEP.PR.I”, “BEP.PR.K”, “BEP.PR.M” and “BEP.PR.O”, respectively.

The Series 15 Preferred Units will not be redeemable by us prior to April 30, 2024. On April 30, 2024 and on April 30 every five years thereafter, we may redeem for cash the Series 15 Preferred Units at C$25 per Series 15 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 15 Preferred Units will have the right, at their option, to reclassify their Series 15 Preferred Units into the Partnership’s Class A Preferred Limited Partnership Units, Series 16 (“Series 16 Preferred Units”), subject to certain conditions, on April 30, 2024 and on April 30 every five years thereafter. The Series 15 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 15 Preferred Unitholders.

The Series 13 Preferred Units will not be redeemable by us prior to April 30, 2023. On April 30, 2023 and on April 30 every five years thereafter, we may redeem for cash the Series 13 Preferred Units at C$25 per Series

13 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 13 Preferred Units will have the right, at their option, to reclassify their Series 13 Preferred Units into the Partnership’s Class A Preferred Limited Partnership Units, Series 14 (“Series 14 Preferred Units”), subject to certain conditions, on April 30, 2023 and on April 30 every five years thereafter. The Series 13 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 13 Preferred Unitholders.

The Series 11 Preferred Units will not be redeemable by us prior to April 30, 2022. On April 30, 2022 and on April 30 every five years thereafter, we may redeem for cash the Series 11 Preferred Units at C$25 per Series 11 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 11 Preferred Units will have the right, at their option, to reclassify their Series 11 Preferred Units into the Partnership’s Class A Preferred Limited Partnership Units, Series 12 (“Series 12 Preferred Units”), subject to certain conditions, on April 30, 2022 and on April 30 every five years thereafter. The Series 11 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 11 Preferred Unitholders.

The Series 9 Preferred Units will not be redeemable by us prior to July 31, 2021. On July 31, 2021 and on July 31 every five years thereafter, we may redeem for cash the Series 9 Preferred Units at C$25 per Series 9 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 9 Preferred Units will have the right, at their option, to reclassify their Series 9 Preferred Units into the Partnership’s Class A Preferred Limited Partnership Units, Series 10 (“Series 10 Preferred Units”), subject to certain conditions, on July 31, 2021 and on July 31 every five years thereafter. The Series 9 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 9 Preferred Unitholders.

The Series 7 Preferred Units will not be redeemable by us prior to January 31, 2021. On January 31, 2021 and on January 31 every five years thereafter, we may redeem for cash the Series 7 Preferred Units at C$25 per Series 7 Preferred Unit, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution. Holders of the Series 7 Preferred Units will have the right, at their option, to reclassify their Series 7 Preferred Units into the Partnership’s Class A Preferred Limited Partnership Units, Series 8 (“Series 8 Preferred Units”), subject to certain conditions, on January 31, 2021 and on January 31 every five years thereafter. The Series 7 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 7 Preferred Unitholders.

We may redeem for cash the Series 5 Preferred Units at C$25.75 per Series 5 Preferred Unit if redeemed before April 30, 2020, C$25.50 per Series 5 Preferred Unit if redeemed on or after April 30, 2020, C$25.25 per Series 5 Preferred Unit if redeemed on or after April 30, 2021, and C$25 per Series 5 Preferred Unit if redeemed on or after April 30, 2022, in each case together with all accrued and unpaid distributions up to but excluding the date fixed for redemption (less any tax required to be deducted and withheld by BEP). The Series 5 Preferred Units do not have a fixed maturity date and are not redeemable at the option of the Series 5 Preferred Unitholders.

Priority

The Class A Preferred Units rank senior to the LP Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary. Each series of Class A Preferred Units will rank on parity in right of payment with every other series of the Class A Preferred Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary; however, only the Existing Preferred Units will have the benefit of the Existing Preferred Unit Guarantees from the Existing Preferred Unit Guarantors.

Unitholder Approvals

In addition to any other approvals required by law, the approval of all amendments to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Units as a class and any other approval to be given by the holders of the Class A Preferred Units may be (i) given by a resolution signed by the holders of Class A Preferred Units owning not less than the percentage of the Class A Preferred Units that would be necessary to authorize such action at a meeting of the holders of the Class A Preferred Units at which all holders of the Class A Preferred Units were present and voted or were represented by proxy or (ii) passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the Class A Preferred Units duly called for that purpose and at which the holders of at least 25% of the outstanding Class A Preferred Units are present or represented by proxy or, if no quorum is present or were represented by proxy at such meeting, at an adjourned meeting at which the holders of Class A Preferred Units then present would form the necessary quorum. At any meeting of holders of Class A Preferred Units as a class, each such holder shall be entitled to one vote in respect of each Class A Preferred Unit held.

We may issue Junior Securities and Parity Securities (including additional Class A Preferred Units) from time to time without the consent of holders of outstanding Class A Preferred Units. In addition, unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Class A Preferred Units, we may not issue any Senior Securities.

Description of Series 17 Preferred Units

The following description of the particular terms of the Series 17 Preferred Units supplements the description of the general terms and provisions of Class A Preferred Units described above under “— Description of Class A Preferred Units” and in the accompanying base prospectus, and does not purport to be complete. The following description is subject to, and qualified in its entirety by reference to, the provisions of our Partnership Agreement, including Amendment No. 6 thereto, which will be entered into in connection with the closing of this offering and will be filed as an exhibit to a report on Form 6-K. We urge you to read our Partnership Agreement, including Amendment No. 6, because it, and not this description, will define your rights as a holder of the Series 17 Preferred Units.

General

The Series 17 Preferred Units offered hereby are a new series of preferred units of the Partnership. Upon completion of this offering, there will be                Series 17 Preferred Units issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional Series 17 Preferred Units). We may, without notice to or consent of the holders of the then-outstanding Series 17 Preferred Units, authorize and issue additional Junior Securities (as defined under “Summary — The Offering — Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (each, as defined under “Summary — The Offering — Ranking”).

The holders of our LP Units, Existing Preferred Units, Series 17 Preferred Units and other partnership securities are entitled to receive, to the extent permitted by law and as provided in our Partnership Agreement, such distributions as may from time to time be declared by the BEP General Partner. Upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, the holders of our LP Units, Existing Preferred Units, Series 17 Preferred Units, general partner interest and other partnership securities (if any) are entitled to receive distributions of our assets as provided in our Partnership Agreement, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests having preferential rights to receive distributions of our assets over each such class of limited partner interests.

When issued and paid for in the manner described in this prospectus supplement and the accompanying base prospectus, the Series 17 Preferred Units offered hereby will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Series 17 Preferred Unit will generally have a fixed liquidation preference of $25.00 per Series 17 Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series 17 Preferred Units) plus an amount equal to accrued and unpaid distributions thereon to, but excluding, the date fixed for payment, whether or not declared.

Unlike our indebtedness, the Series 17 Preferred Units will represent perpetual interests in us and will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series 17 Preferred Units will rank junior to all of our current and future indebtedness with respect to assets available to satisfy claims against us. The rights of the holders of Series 17 Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any Senior Securities and the proportional rights of holders of Parity Securities (including the Existing Preferred Units).

All of the Series 17 Preferred Units offered hereby will be represented by one or more certificates issued to DTC (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee, for credit to an account of a direct or indirect participant in the Securities Depositary. So long as a Securities Depositary has been appointed and is serving, no person acquiring Series 17 Preferred Units will be entitled to receive a certificate representing such Series 17 Preferred Units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “— Book-Entry System.”

The Series 17 Preferred Units will not be convertible into LP Units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights, except under circumstances set forth under “— Substitution or Variation” below. The Series 17 Preferred Units will not be entitled or subject to mandatory redemption or to any sinking fund requirements. The Series 17 Preferred Units will be subject to redemption, in whole or in part, as applicable, at our option (i) following a Change in Tax Law, (ii) commencing on March 31, 2025, at our option, or (iii) prior to March 31, 2025 upon occurrence of a Ratings Event. See “— Redemption.”

We have appointed Computershare Trust Company of Canada as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series 17 Preferred Units. The address of the Paying Agent and the Registrar and Transfer Agent is 100 University Ave, 8th Floor, Toronto, ON M5J 2Y1.

Ranking

The Series 17 Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities;

•	on parity in right of payment with the Parity Securities (including the Existing Preferred Units);

•	junior to any Senior Securities; and

•	junior to all of our existing and future indebtedness with respect to assets available to satisfy claims against us.

In addition, the Series 17 Preferred Units will be structurally subordinated to all existing and future debt and guarantee obligations of our subsidiaries and any capital stock of our subsidiaries held by others as to the payment of distributions and amounts payable upon a liquidation event, including (i) the Class A Preference Shares issued by BRP Equity; and (ii) the Existing Preferred Units pursuant to the Existing Preferred Unit Guarantees.

The Series 17 Preferred Units are not guaranteed by any of our subsidiaries including the Existing Preferred Unit Guarantors that currently guarantee the Existing Preferred Units pursuant to the Existing Preferred Unit Guarantee.

Under our Partnership Agreement, we may issue Junior Securities and Parity Securities (including additional Class A Preferred Units) from time to time in one or more series without the consent of the holders of the Series 17 Preferred Units. The BEP General Partner has the authority to determine the designations, preferences, rights, powers, guarantees and duties of any such series before the issuance of any units of that series. The BEP General Partner will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “— Voting Rights.” Parity Securities with respect to the Series 17 Preferred Units may include classes and series of our securities (including other series of Class A Preferred Units, such as the Existing Preferred Units) that have different coupons, distribution rates, mechanics, payment periods, payment dates, record dates and/or other terms than the Series 17 Preferred Units.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Partnership, unless the Partnership is continued under the election to reconstitute and continue the Partnership, the holders of the Series 17 Preferred Units will be entitled to receive $25.00 per unit, together with all accrued (whether or not declared) and unpaid distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership), before any amount is paid or any assets of the Partnership are distributed to the holders of any units of the Partnership ranking junior to the Series 17 Preferred Units. Upon payment of such amounts, the holders of the Series 17 Preferred Units will not be entitled to share in any further distribution of the assets of the Partnership. The rights of the holders of Series 17 Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any Senior Securities and the proportional rights of holders of Parity Securities (including the Existing Preferred Units which benefit from the Existing Preferred Unit Guarantees from the Existing Preferred Unit Guarantors as well as any future Class A Preferred Unit, which may benefit from a similar subsidiary guarantee).

Voting Rights

Holders of Series 17 Preferred Units are not entitled to receive notice of, attend, or vote at, any meeting of unitholders of the Partnership, unless and until the Partnership shall have failed to pay eight quarterly distributions on the Series 17 Preferred Units, whether or not consecutive and whether or not such distributions have been declared and whether or not there are any monies of the Partnership legally available for distributions under Bermuda law. In the event of such non-payment, and for only so long as any such distributions remain in arrears, the holders of Series 17 Preferred Units will be entitled to receive notice of and to attend each meeting of unitholders of the Partnership (other than any meetings at which only holders of another specified class or series are entitled to vote) and shall have the right, at any such meeting, to one vote for each Series 17 Preferred Unit held. No other voting rights shall attach to the Series 17 Preferred Units in any circumstances. Upon payment of the entire amount of all distributions on the Series 17 Preferred Units of the relevant series in arrears, the voting rights of the holders thereof shall forthwith cease (unless and until the same default shall again arise as described herein).

Except as set forth in our Partnership Agreement or as otherwise required by Bermuda law, and except as described in the paragraph above, the Series 17 Preferred Units will have no voting rights. In addition, we may not adopt an amendment to our Partnership Agreement that has a material adverse effect on the powers, preferences, duties or special rights of the Series 17 Preferred Units unless such amendment (i) is approved by a resolution signed by the holders of Series 17 Preferred Units owning not less than the percentage of the Series 17 Preferred Units that would be necessary to authorize such action at a meeting of the holders of the Series 17 Preferred Units at which all holders of the Series 17 Preferred Units were present and voted or were represented by proxy or (ii) is passed by an affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of the Series 17 Preferred Units duly called for that purpose and at which the holders of at least 25% of the outstanding Series 17 Preferred Units are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the holders of Series 17 Preferred Units then present would form the necessary quorum. For the avoidance of doubt, for purposes of this voting requirement, any amendment to our Partnership Agreement (i) relating to the issuance of additional limited partner interests (subject to the voting rights regarding the issuance of Senior Securities discussed in “— Description of Class A Preferred Units — Unitholder Approvals” above) or (ii) in connection with a merger or another transaction in which we are the surviving entity and the Series 17 Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Series 17 Preferred Units, will be deemed to not materially adversely affect the terms of the Series 17 Preferred Units.

On any matter on which the holders of the Series 17 Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series 17 Preferred Unit. The Series 17 Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Series 17 Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Distributions

General

Holders of Series 17 Preferred Units will be entitled to receive, as and when declared by the board of directors of the BEP General Partner out of legally available funds for such purpose, cumulative quarterly cash distributions. Unless otherwise determined by the BEP General Partner, distributions on the Series 17 Preferred Units will be deemed to have been paid out of our available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.

Distributions on Series 17 Preferred Units will be cumulative from the date of original issue and will be payable quarterly in arrears (as described under “— Distribution Payment Dates”) commencing on July 31, 2020, when, as, and if declared by the BEP General Partner out of legally available funds for such purpose. A pro-rated initial distribution on the Series 17 Preferred Units will be paid on July 31, 2020 in an amount equal to approximately $                 per unit.

The distribution rate for the Series 17 Preferred Units will be         % per annum of the $25.00 liquidation preference per unit (equal to $                 per unit per annum).

Distribution Payment Dates

The “Distribution Payment Dates” for the Series 17 Preferred Units will be the last day of January, April, July and October in each year, commencing on July 31, 2020. Distributions will accrue in each such period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such period, and distributions will accrue on accrued distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accrual of additional distributions. Distributions on the Series 17 Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay quarterly distributions, if any, on the Series 17 Preferred Units that have been declared by the BEP General Partner to the holders of such Series 17 Preferred Units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date for each distribution on our Series 17 Preferred Units will be the fifteenth (15th) day of the calendar month of the applicable Distribution Payment Date, or such other record date as may be fixed by the BEP General Partner.

So long as the Series 17 Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series 17 Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all outstanding Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) have been declared and paid or set apart for payment. Accrued distributions in arrears for any past distribution period may be declared by the BEP General Partner and paid on any date fixed by the BEP General Partner, whether or not a Distribution Payment Date, to holders of the Series 17 Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution payment dates. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series 17 Preferred Units (e.g., monthly rather than quarterly), the BEP General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, (i) there are no Series 17 Preferred Unit distribution payments in arrears and (ii) the BEP General Partner expects to have sufficient funds to pay the full distribution in respect of the Series 17 Preferred Units on the next successive Distribution Payment Date.

Subject to the next succeeding sentence, if all accrued distributions in arrears on all outstanding Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accrued distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series 17 Preferred Units and Parity Securities (including the Existing Preferred Units) at such time. The distribution payment dates for the Existing Preferred Units and the Series 17 Preferred Units, which are Parity Securities, are the same and therefore when distributions are not paid (or duly provided for) on any distribution payment date in full upon the Existing Preferred Units or the Series 17 Preferred Units, all distributions declared upon the Existing Preferred Units and the Series 17 Preferred Units payable on such distribution payment date shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per unit on the Existing Preferred Units and all unpaid distributions on the Series 17 Preferred Units payable on such distribution payment date.

Holders of the Series 17 Preferred Units will not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accrued and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series 17 Preferred Units.

Payment of Additional Amounts

We will make all payments on the Series 17 Preferred Units free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction (as defined under “— Redemption — Optional Redemption Upon a Change in Tax Law”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series 17 Preferred Units such additional amounts as distributions as may be necessary so that every net payment made to such holders, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.

We will not be required to pay any additional amounts for or on account of:

(a)

any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the Series 17 Preferred Units or any Series 17 Preferred Units presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the distribution disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Series 17 Preferred Units;

(b)

any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any distributions on the Series 17 Preferred Units;

(c)

any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series 17 Preferred Units to comply with any reasonable request by us addressed to the holder within 90 days of such request (i) to provide information concerning the nationality, residence or identity of the holder or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(d)	any tax, fee, duty, assessment or governmental charge imposed under the Income Tax Act (Canada) or the United States Internal Revenue Code of 1986, as amended; or

(e)	any combination of items (a), (b), (c) and (d).

In addition, we will not pay additional amounts with respect to any payment on the Series 17 Preferred Units to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series 17 Preferred Units if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series 17 Preferred Units.

If there is a substantial probability that we or any entity formed by a consolidation, merger or amalgamation (or similar transaction) involving us or the entity to which we convey, transfer or lease substantially all of our properties and assets (a “Successor Entity”) would become obligated to pay any additional amounts as a result of a Change in Tax Law, we will also have the option to redeem the Series 17 Preferred Units as described in “— Redemption — Optional Redemption Upon a Change in Tax Law”.

Redemption

Optional Redemption Upon a Ratings Event

Prior to March 31, 2025, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined below), we may, at our option, redeem the Series 17 Preferred Units in whole, but not in part, at a redemption price in cash per Series 17 Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00) plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

“Ratings Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series 17 Preferred Units, or (ii) a lower Equity Credit being given to the Series 17 Preferred Units than the Equity Credit that would have been assigned to the Series 17 Preferred Units by such rating agency pursuant to the current criteria.

“Equity Credit” for the purposes of the Series 17 Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per Series 17 Preferred Unit assigned to the Series 17 Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Optional Redemption Upon a Change in Tax Law

We will have the option to redeem the Series 17 Preferred Units, in whole but not in part, at a redemption price of $25.00 per Series 17 Preferred Unit, if as a result of a Change in Tax Law there is, in our reasonable determination, a substantial probability that we or any Successor Entity would become obligated to pay any additional amounts on the next succeeding distribution payment date with respect to the Series 17 Preferred Units and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any Successor Entity. We must provide not less than 25 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of our outstanding indebtedness.

“Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to us, in each case described in (i)-(iv) above occurring after the date of this prospectus supplement; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a successor company is organized, such Change in Tax Law must occur after the date on which we consolidate, merge or amalgamate (or engage in a similar transaction) with the successor entity, or convey, transfer or lease substantially all of our properties and assets to the successor entity, as applicable.

“Relevant Taxing Jurisdiction” means (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which we or our distribution disbursing agent are making payments on the Series 17 Preferred Units or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which BEP or a successor entity is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

Optional Redemption on or after March 31, 2025

Any time on or after March 31, 2025, we may redeem, at our option, in whole or in part, the Series 17 Preferred Units at a redemption price in cash equal to $25.00 per Series 17 Preferred Unit plus an amount equal to all accrued and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. We will give notice of any redemption not less than 25 days and not more than 60 days before the scheduled date of redemption, to the holders of any Series 17 Preferred Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series 17 Preferred Units to be redeemed and, if less than all outstanding Series 17 Preferred Units are to be redeemed, the number (and, in the case of Series 17 Preferred Units in certificated form, the identification) of Series 17 Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series 17 Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor (which shall occur automatically if the certificate representing such Series 17 Preferred Units is issued in the name of the Securities Depositary or its nominee), and (v) that distributions on the Series 17 Preferred Units to be redeemed will cease to accrue from and after such redemption date.

If less than all of the outstanding Series 17 Preferred Units are to be redeemed, the Series 17 Preferred Units to be redeemed will be determined on a pro rata basis disregarding fractions, or in such other manner as the BEP General Partner in its sole discretion may, by resolution, determine. So long as all Series 17 Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series 17 Preferred Units to be redeemed. Thereafter, each participant will select the number of Series 17 Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series 17 Preferred Units for its own account). A participant may determine to redeem Series 17 Preferred Units from some beneficial owners (including the participant itself) without redeeming Series 17 Preferred Units from the accounts of other beneficial owners. Any Series 17 Preferred Units not redeemed will remain outstanding and entitled to all the rights and preferences of Series 17 Preferred Units under our Partnership Agreement.

So long as the Series 17 Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series 17 Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Series 17 Preferred Units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If a notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Series 17 Preferred Units will cease to accrue and all rights of holders of such Series 17 Preferred Units as limited partners will cease (and such Series 17 Preferred Units shall not thereafter be transferred on the books of the Registrar and Transfer Agent or be deemed outstanding for any purpose whatsoever), except the right to receive the redemption price, including an amount equal to accrued and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Series 17 Preferred Units will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series 17 Preferred Units, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series 17 Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series 17 Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series 17 Preferred Units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series 17 Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Series 17 Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series 17 Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Series 17 Preferred Units, including all accrued and unpaid distributions to, but excluding, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series 17 Preferred Units, including by tender offer, open market purchases, negotiated transactions or otherwise, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series 17 Preferred Units. Any Series 17 Preferred Units that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, unless all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) have been declared and paid or set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series 17 Preferred Units or Parity Securities (including the Existing Preferred Units) except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units). As long as any Series 17 Preferred Units are outstanding, except out of the net cash proceeds of a substantially concurrent issue of Junior Securities, we may not redeem, repurchase or otherwise acquire any partnership interests in the Partnership (other than a Class A Preferred Unit) or any other series of Junior Securities unless all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on all Series 17 Preferred Units and any Parity Securities (including the Existing Preferred Units) have been declared and paid or set apart for payment.

Substitution or Variation

At any time following a Tax Event, we may, without the consent of any holders of the Series 17 Preferred Units, vary the terms of the Series 17 Preferred Units such that they remain securities, or exchange the Series 17 Preferred Units with new securities, which would eliminate the substantial probability that we or any Successor Entity would be required to pay any additional amounts with respect to the Series 17 Preferred Units as a result of a Change in Tax Law. The terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series 17 Preferred Units prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, distribution payable on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of the Series 17 Preferred Units, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the Series 17 Preferred Units, or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due, but unpaid with respect to such holder’s securities.

Prior to any variation or exchange, we will be required to receive an opinion of independent legal advisers to the effect that holders and beneficial owners of the Series 17 Preferred Units (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such variation or exchange and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.

No Sinking Fund

The Series 17 Preferred Units will not have the benefit of any sinking fund.

Limited Duties

The Bermuda Limited Partnership Act 1883, as amended, under which the Partnership has been established, does not impose statutory fiduciary duties on a general partner of a limited partnership in the same manner that certain corporate statutes, such as the Delaware Revised Uniform Limited Partnership Act, impose fiduciary duties on directors of a corporation. In general, under applicable Bermudian legislation, a general partner has a duty to act in good faith and subject to any express provisions of the partnership agreement to the contrary, to act in the interests of the limited partnership. A general partner also has certain limited duties to its limited partners, such as the duty to render accounts, account for private profits and not compete with the partnership in business. In addition, Bermudian common law recognizes that a general partner owes a duty of utmost good faith to its limited partners. However, to the extent that the BEP General Partner owes any such fiduciary duties to the Partnership and holders of partnership interests in the Partnership, these duties have been modified pursuant to our Partnership Agreement as a matter of contract law, with the exception of the duty of the BEP General Partner to act in good faith, which cannot be modified.

Book-Entry System

All Series 17 Preferred Units offered hereby will be represented by one or more certificates issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary. The Series 17 Preferred Units offered hereby will continue to be represented by one or more certificates registered in the name of the Securities Depositary or its nominee, and no holder of the Series 17 Preferred Units offered hereby will be entitled to receive a certificate evidencing such Series 17 Preferred Units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series 17 Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series 17 Preferred Units, each purchaser of Series 17 Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting rights, with respect to such Series 17 Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series 17 Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series 17 Preferred Units, no beneficial holder of the Series 17 Preferred Units will be deemed to be a holder of Series 17 Preferred Units.

DTC, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series 17 Preferred Units, whether as a holder of the Series 17 Preferred Units for its own account or as a nominee for another holder of the Series 17 Preferred Units.

Series 17 BRELP Mirror Units

On the closing of this offering, the BRELP Partnership Agreement will be amended to authorize and create a proportionate number of preferred units in the capital of BRELP with terms designed to mirror the economic terms of the Series 17 Preferred Units (the “Series 17 BRELP Mirror Units”), and we will use the proceeds of this offering to subscribe for such Series 17 BRELP Mirror Units. The BRELP Partnership Agreement will be amended by the Partnership, in our capacity as managing general partner of BRELP, pursuant to Section 17.1 of the BRELP Partnership Agreement.

The terms of the Series 17 BRELP Mirror Units will provide that no distribution may be declared or paid or set apart for payment on any Mirror Junior Securities (as defined below) (other than a distribution payable solely in Mirror Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series 17 BRELP Mirror Units and any Mirror Parity Securities (as defined below) through the most recent respective distribution payment dates. To the extent a distribution period applicable to a class of Mirror Junior Securities or Mirror Parity Securities is shorter than the distribution period applicable to the Series 17 BRELP Mirror Units (e.g., monthly rather than quarterly), we may declare and pay regular distributions with respect to such Mirror Junior Securities or Mirror Parity Securities so long as, at the time of declaration of such distribution, we expect to have sufficient funds to pay the full distribution in respect of the Series 17 BRELP Mirror Units on the next successive distribution payment date.

“Mirror Junior Securities” means the Class A limited partnership units of BRELP, the Redeemable/Exchangeable Partnership Units, the general partner units of BRELP and each other partnership interest of BRELP established after the original issue date of the Series 17 BRELP Mirror Units that pursuant to a written agreement with BRELP ranks junior to the Class A preferred units of BRELP in the payment of distributions and amounts payable upon the dissolution, liquidation or winding-up of BRELP, whether voluntary or involuntary.

“Mirror Parity Securities” means any partnership interest of BRELP (including the Series 17 BRELP Mirror Units and the preferred units in the capital of BRELP with terms designed to mirror the economic terms of the Existing Preferred Units (collectively, and together with the Series 17 BRELP Mirror Units, the “BRELP Mirror Units”)) or the Partnership that pursuant to a written agreement with BRELP ranks equally with the Class A preferred units of BRELP in the payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of BRELP, whether voluntary or involuntary. As of the date of this prospectus supplement, 44,885,496 Mirror Parity Securities were issued and outstanding by BRELP, all of which were BRELP Mirror Units in respect of the Existing Preferred Units.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our Series 17 Preferred Units will depend in part on your own tax circumstances. This section adds information related to certain tax considerations with respect to the Series 17 Preferred Units and should be read in conjunction with the risk factors included under the caption “Tax Risks” in this prospectus supplement. For a discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership, and disposition of our LP Units, see Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in our Annual Report, which is incorporated herein by reference. Although this section updates and adds information related to certain tax considerations with respect to the Series 17 Preferred Units, it also should be read in conjunction with the foregoing items in our Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report and as described herein.

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective holders of Series 17 Preferred Units who, except as otherwise indicated, are individual citizens or residents of the United States and who acquire Series 17 Preferred Units issued pursuant to this offering at the public offering price. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”), on the regulations promulgated thereunder (“U.S. Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all U.S. federal income tax matters affecting us or prospective holders of Series 17 Preferred Units and does not describe the application of the alternative minimum tax. Moreover, the discussion focuses on prospective holders of Series 17 Preferred Units who, except as otherwise indicated, are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other Series 17 Preferred Unitholders subject to specialized tax treatment, including, without limitation, banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, real estate investment trusts, mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding our Series 17 Preferred Units (or other equity interests in the Partnership) as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Series 17 Preferred Units being taken into account in an applicable financial statement, persons deemed to sell their Series 17 Preferred Units under the constructive sale provisions of the U.S. Internal Revenue Code, persons that own (directly, indirectly or constructively, applying certain attribution rules) more than 5% of our Series 17 Preferred Units, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the equity interests in the Partnership (including, for such purpose, LP Units and preferred units), persons whose Series 17 Preferred Units (or other equity interests in the Partnership) are loaned to a short seller to cover a short sale, persons who hold our Series 17 Preferred Units (or other equity interests in the Partnership) through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, and persons for whom our Series 17 Preferred Units (or other equity interests in the Partnership) are not a capital asset.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Torys LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely affect the market for our Series 17 Preferred Units, including the prices at which such units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution and thus will be borne indirectly by our LP Unitholders and potentially our Series 17 Preferred Unitholders. Furthermore, the tax treatment of the Partnership, or of an investment in the Partnership, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this prospectus supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.

Notwithstanding the above, and for the reasons described below, Torys LLP has rendered no opinion with respect to the following U.S. federal income tax issues: (i) whether holders of Series 17 Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their Series 17 Preferred Units (see “— Limited Partner Status”); (ii) any consequences under the rules governing PFICs (see “— Consequences to U.S. Preferred Holders — Passive Foreign Investment Companies”); and (iii) whether distributions with respect to the Series 17 Preferred Units or gain from the disposition of Series 17 Preferred Units will be treated as UBTI (see “— Consequences to U.S. Preferred Holders — Tax-Exempt Organizations”).

For purposes of this discussion, a “U.S. Preferred Holder” is a beneficial owner of one or more of the Series 17 Preferred Units acquired pursuant to this offering that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Preferred Holder” is a beneficial owner of one or more of the Series 17 Preferred Units acquired pursuant to this offering that is neither a U.S. Preferred Holder nor an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes. This discussion does not address any tax consequences to Non-U.S. Preferred Holders.

If a partnership holds the Series 17 Preferred Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold the Series 17 Preferred Units should consult their own tax advisers.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of the Series 17 Preferred Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Company and BRELP

Each of the Partnership and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner generally is required to take into account its allocable share of items of income, gain, loss, or deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. However, we expect to treat holders of the Series 17

Preferred Units as generally not sharing in allocations of our income, gain, loss, or deduction. Instead, we will treat distributions on the Series 17 Preferred Units as guaranteed payments for the use of capital. Please see “— Consequences to U.S. Preferred Holders — Treatment of Distributions on Series 17 Preferred Units” below.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. The Partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The BEP General Partner and the BRELP General Partner intend to manage the affairs of the Partnership and BRELP, respectively, so that the Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the BEP General Partner, Torys LLP is of the opinion that at least 90% of the Partnership’s and BRELP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of the Partnership’s and BRELP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of the Partnership’s and BRELP’s gross income in any year will constitute qualifying income.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the Partnership’s or BRELP’s status for U.S. federal income tax purposes or whether the Partnership’s or BRELP’s operations generate “qualifying income” under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, U.S. Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the BEP General Partner and the BRELP General Partner, as of the date hereof, each of the Partnership and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

In rendering its opinions, Torys LLP has relied on numerous factual representations made by the BEP General Partner and the BRELP General Partner, including but not limited to the following:

•

Neither the Partnership nor BRELP has elected to be classified as a corporation for United States federal tax purposes, and neither the Partnership nor BRELP has any plan or intention to elect to be so classified.

•

For each of the Partnership’s and BRELP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

Based on the foregoing, the BEP General Partner believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

If the Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if the Partnership is required to register under the Investment Company Act of 1940, the Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to holders of partnership interests in the Partnership in liquidation. This deemed contribution and liquidation generally would be tax-free to a U.S. Preferred Holder, unless the Partnership were to have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.

If the Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception, an election by the BEP General Partner or otherwise, the Partnership’s items of income, gain, loss, deduction, or credit would be reflected only on the Partnership’s tax return rather than being passed through to holders of partnership interests in the Partnership, and the Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, the Partnership might be classified as a PFIC for U.S. federal income tax purposes, and a U.S. Preferred Holder would be subject to the rules applicable to PFICs. See “— Consequences to U.S. Holders — Passive Foreign Investment Companies” in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report. Subject to the PFIC rules, distributions made to U.S. Preferred Holders would be treated as taxable dividend income to the extent of the Partnership’s current or accrued earnings and profits. Any distribution in excess of current and accrued earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Preferred Holder’s adjusted tax basis in its Series 17 Preferred Units (reducing that basis accordingly). Thereafter, to the extent such distribution were to exceed a U.S. Preferred Holder’s adjusted tax basis in its Series 17 Preferred Units, the distribution would be treated as gain from the sale or exchange of such Series 17 Preferred Units. Based on the foregoing consequences, the treatment of the Partnership as a corporation could materially reduce a holder’s after-tax return and therefore could result in a substantial reduction of the value of the partnership interests in the Partnership. If BRELP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply to the Partnership’s interests in BRELP. Based on the foregoing consequences, the treatment of the Partnership as a corporation could materially reduce a holder’s after-tax return and therefore could result in a substantial reduction of the value of the Series 17 Preferred Units.

The discussion below is based on Torys LLP’s opinion that each of the Partnership and BRELP will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

The tax treatment of the Series 17 Preferred Units is uncertain. We will treat holders of Series 17 Preferred Units as partners entitled to a guaranteed payment for the use of capital on their Series 17 Preferred Units, although the IRS may disagree with this treatment. If the Series 17 Preferred Units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes, and distributions on the Series 17 Preferred Units would constitute ordinary interest income.

The remainder of this discussion assumes that the Series 17 Preferred Units are partnership interests for U.S. federal income tax purposes. Holders of Series 17 Preferred Units are urged to consult their own tax advisers regarding their treatment as partners in the Partnership under their particular circumstances.

Consequences to U.S. Preferred Holders

Treatment of Distributions on Series 17 Preferred Units

The tax treatment of distributions on the Series 17 Preferred Units is uncertain. As noted above, we will treat distributions on the Series 17 Preferred Units as guaranteed payments for the use of capital that generally will be taxable to U.S. Preferred Holders as ordinary income and will be deductible by us. Although a U.S. Preferred Holder will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), the Partnership anticipates accruing and making the guaranteed payment distributions quarterly. U.S. Preferred Holders generally are not expected to share in the Partnership’s items of income, gain, loss, or deduction, nor will we allocate any share of the partnership’s nonrecourse liabilities, if any, to such holders.

If the distributions on the Series 17 Preferred Units are not respected as guaranteed payments for the use of capital, U.S. Preferred Holders may be treated as receiving an allocable share of gross income from the Partnership equal to their cash distributions, to the extent the partnership has sufficient gross income to make such allocations of gross income. In the event there is not sufficient gross income to match such distributions, the distributions on the Series 17 Preferred Units would reduce the capital accounts of the holders of the Series 17 Preferred Units, requiring a subsequent allocation of income or gain to provide the Series 17 Preferred Units with their liquidation preference, if possible.

The foregoing general summary is subject to the discussion below under “— Passive Foreign Investment Companies.”

Basis of Units

The tax basis of a U.S. Preferred Holder in Series 17 Preferred Units initially will be the amount paid for such Series 17 Preferred Units. A holder’s basis in its Series 17 Preferred Units will not be affected by distributions on such units. We do not anticipate that a holder of Series 17 Preferred Units will be allocated any share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own both Series 17 Preferred Units, and LP Units or Existing Preferred Units, please consult your own tax adviser regarding the consequences of a guaranteed payment on your own tax basis in your units.

Limitations on Deductibility of Losses

Holders of Series 17 Preferred Units will only be allocated loss once the capital accounts of the holders of LP Units have been reduced to zero. Although it is not anticipated that a U.S. Preferred Holder would be allocated loss, the deductibility of any such loss allocation may be limited for various reasons. In the event that you are allocated loss as a holder of Series 17 Preferred Units, you should consult your own tax adviser as to the application of any limitation to the deductibility of that loss.

Allocation of Income, Gain, Loss and Deduction

For U.S. federal income tax purposes, your allocable share of the Partnership’s items of income, gain, loss, or deduction will be governed by our Partnership Agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in the Partnership. Similarly, the Partnership’s allocable share of items of income, gain, loss, or deduction of BRELP will be governed by the BRELP Partnership Agreement if such allocations have “substantial economic effect” or are determined to be in accordance with our interest in BRELP.

In general, after giving effect to any special allocation provisions, our items of income, gain, loss, and deduction generally will be allocated among holders of our LP Units in accordance with their percentage interests in us. Holders of our Series 17 Preferred Units are not expected to be allocated items of income or gain and will only be allocated net loss in the event that the capital accounts of the holders of our LP Units have been reduced to zero.

The BEP General Partner and the BRELP General Partner believe that, for U.S. federal income tax purposes, the foregoing allocations should be given effect, and the BEP General Partner and the BRELP General Partner intend to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our Partnership Agreement or the BRELP Partnership Agreement, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

The foregoing general summary is subject to the discussion below under “— Passive Foreign Investment Companies.”

Recognition of Gain or Loss from Disposition

You will recognize gain or loss on the sale or taxable exchange of our Series 17 Preferred Units equal to the difference, if any, between the amount realized and your own tax basis in our Series 17 Preferred Units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of the Partnership’s liabilities, if any. As described above, you are not expected to be allocated any such liabilities.

Gain or loss recognized by you upon the sale or exchange of our Series 17 Preferred Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our Series 17 Preferred Units were held for more than one year as of the date of such sale or exchange. We do not expect for any gain realized upon the sale or exchange of our Series 17 Preferred Units to be characterized as ordinary income rather than as capital gain by reason of being attributable to “unrealized receivables” or “inventory items.” The deductibility of capital losses is subject to limitations. Gain recognized on a sale of Series 17 Preferred Units may be subject to the Medicare tax on net investment income in certain circumstances. See “— Medicare Tax” below.

Each U.S. Preferred Holder who acquires our Series 17 Preferred Units at different times and intends to sell all or a portion of our Series 17 Preferred Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

The foregoing general summary is subject to the discussion below under “— Passive Foreign Investment Companies.”

Recognition of Gain or Loss on Redemption

In general, the receipt by a U.S. Preferred Holder of amounts in redemption of Series 17 Preferred Units will result in the recognition of taxable gain to the holder for U.S. federal income tax purposes only if and to the extent the amount of redemption proceeds received exceeds such holder’s tax basis in all the partnership interests in the Partnership (including LP Units and preferred units) held by such holder immediately before the redemption. Any such redemption of Series 17 Preferred Units would result in the recognition of taxable loss to a U.S. Preferred Holder for U.S. federal income tax purposes only if the holder does not hold any other partnership interests in the Partnership (including LP Units and preferred units) immediately after the redemption and the holder’s tax basis in the redeemed Series 17 Preferred Units exceeds the amounts received by the holder in redemption thereof. Any taxable gain or loss recognized under the foregoing rules would be treated in the same manner as taxable gain or loss recognized on a sale of Series 17 Preferred Units as described above in “— Recognition of Gain or Loss from Disposition.”

Medicare Tax

U.S. Preferred Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Preferred Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Preferred Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally includes guaranteed payments and gain realized by a U.S. Preferred Holder from a sale of Series 17 Preferred Units. U.S. Preferred Holders should consult their own tax advisers regarding the implications of the 3.8% Medicare tax for the ownership and disposition of our Series 17 Preferred Units.

Deduction for Qualified Business Income

Under Public Law 115-97 (the “Tax Cuts and Jobs Act”), for taxable years beginning after December 31, 2017, and before January 1, 2026, non-corporate U.S. taxpayers who have domestic “qualified business income”

from a partnership generally are, subject to limitations, entitled to a deduction equal to 20% of such qualified business income. The 20% deduction is also allowed for “qualified publicly traded partnership income.” However, we do not expect the 20% deduction to be available with respect to income or gain recognized with respect to Series 17 Preferred Units. U.S. Preferred Holders should consult their own tax advisers regarding the implications of the foregoing rules for an investment in our Series 17 Preferred Units.

Passive Foreign Investment Companies

A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of “passive income.” There are no minimum stock ownership requirements for PFICs. If you hold an interest in a non-U.S. corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

Based on our organizational structure, as well as the Partnership’s expected income and assets, the BEP General Partner and the BRELP general partner currently believe that a U.S. Preferred Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our Series 17 Preferred Units during the taxable year ending December 31, 2020. However, there can be no assurance that an existing BEP Group entity or a future entity in which BEP acquires an interest will not be classified as a PFIC with respect to a U.S. Preferred Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. In general, subject to the discussion in the following paragraph, if a U.S. person were to own an interest in a PFIC indirectly through a partnership interest in the Partnership, then any gain realized on the disposition of stock of the PFIC owned by such U.S. person indirectly through the Partnership (including upon the disposition of such U.S. person’s partnership interest), as well as income realized on certain “excess distributions” by such PFIC, would be treated as though realized ratably over the shorter of such U.S. person’s holding period of the partnership interest in the Partnership or the Partnership’s holding period for the PFIC, subject to certain elections. Such gain or income generally would be taxable as ordinary income. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.

Notwithstanding the general PFIC rules described above, based on our treatment of distributions on our Series 17 Preferred Units as guaranteed payments for the use of capital, we intend to take the position that the PFIC rules generally do not apply to U.S. Preferred Holders whose indirect interest in a PFIC, if any, arises solely by reason of owning our Series 17 Preferred Units. In such case, gain on the disposition of stock of such a PFIC or income realized on excess distributions by such a PFIC should not be taxable to such U.S. Preferred Holders under the PFIC rules.

However, the treatment of preferred partnership interests under the PFIC rules is uncertain, and the PFIC rules remain subject to recently proposed U.S. Treasury Regulations yet to be made final. Torys LLP expresses no opinion with regard to any consequences to a U.S. Preferred Holder under the U.S. federal income tax rules governing PFICs. For a discussion of the principal U.S. federal income tax considerations associated with the purchase, ownership, and disposition of partnership interests in the Partnership under the PFIC rules, including certain reporting requirements, see “— Consequences to U.S. Holders — Passive Foreign Investment Companies” in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report. You should consult your own tax adviser regarding the application of the PFIC rules (including the recently proposed U.S. Treasury Regulations) to your investment in our Series 17 Preferred Units in light of your particular circumstances.

U.S. Federal Estate Tax Consequences

If our Series 17 Preferred Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Preferred Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Series 17 Preferred Units.

Certain Reporting Requirements

A U.S. Preferred Holder who invests more than $100,000 in the Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Preferred Holder’s U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our Series 17 Preferred Units. You should consult your own tax adviser regarding such reporting requirements.

Tax-Exempt Organizations

Ownership of Series 17 Preferred Units by U.S. tax-exempt organizations raises issues unique to them and may result in adverse tax consequences as described below to a limited extent and in “— Consequences to U.S. Holders — U.S. Taxation of Tax-Exempt U.S. Holders of LP Units” in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report. In general, employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on UBTI. We will treat distributions on the Series 17 Preferred Units as guaranteed payments for the use of capital. Assuming we do not have income attributable to debt-financed property, the Series 17 Preferred Units are not treated as debt-financed by the tax-exempt holder thereof, and we are not engaged in a trade or business, then we generally do not expect distributions on, or gain from the disposition of, the Series 17 Preferred Units to be treated as UBTI. However, we are not prohibited from financing the acquisition of property with debt, and the treatment of guaranteed payments for the use of capital to tax-exempt organizations is not certain. Depending on the circumstances, such payments, or gain from the disposition of Series 17 Preferred Units, may be treated as UBTI for U.S. federal income tax purposes, and Torys LLP expresses no opinion with respect to whether distributions on the Series 17 Preferred Units or gain from the disposition of Series 17 Preferred Units constitutes UBTI for U.S. federal income tax purposes. If you are a tax-exempt organization, you should consult your own tax adviser regarding the consequences of investing in our Series 17 Preferred Units.

U.S. Withholding Taxes

Although each U.S. Preferred Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our holders for purposes of determining whether U.S. withholding applies to payments made by the Partnership to some or all of our holders. In such a case, payments made by the Partnership to U.S. Preferred Holders might be subject to U.S. “backup” withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your Series 17 Preferred Units, special rules might apply for purposes of determining whether you or the transferee of such units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units or entitled to refunds of any such taxes withheld. See “— Administrative Matters — Certain Effects of a Transfer of LP Units” in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Taxes in Other Jurisdictions

In addition to U.S. federal income tax consequences, an investment in the Partnership could subject a U.S. Preferred Holder to U.S. state and local taxes in the U.S. state or locality in which such holder is a resident for tax purposes. A U.S. Preferred Holder could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non-U.S. jurisdictions in which the Partnership invests. The Partnership will attempt, to the extent reasonably practicable, to structure its operations and investments so as to avoid income tax filing obligations by U.S. Preferred Holders in non-U.S. jurisdictions. However, there may be circumstances in which the Partnership is unable to do so.

Income or gain from investments held by the Partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to one or more of the Partnership, an intermediary, or a tax authority in such jurisdiction. You should consult your own tax adviser regarding the U.S. state, local, and non-U.S. tax consequences of an investment in our Series 17 Preferred Units.

Administrative Matters

Information Returns and Audit Procedures

We have agreed to use commercially reasonable efforts to provide on our website, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1), which describes on a U.S. Dollar basis your share of the Partnership’s income, gain, loss, and deduction, if any, for our preceding taxable year. In addition, the Partnership will provide an IRS Schedule K-1 to any holder of Series 17 Preferred Units that furnishes the Partnership or its agents with certain basic information regarding such holder’s Series 17 Preferred Units. However, providing this U.S. tax information to our holders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your own tax returns. In preparing this U.S. tax information, we will use various accounting and reporting conventions to determine your share of income, gain, loss, and deduction. Some of these conventions have been mentioned in the preceding discussion or in Item 10.E “Taxation — Material U.S. Federal Income Tax Considerations” in our Annual Report. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. Due to administrative reporting limitations, and notwithstanding the rules described above under “— Consequences to U.S. Preferred Holders — Basis of Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive separate Schedules K-1 for any other equity interests you hold in the Partnership, such as LP Units or other series of preferred units.

The Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year’s tax liability and result in an audit of your own tax return. Any audit of your own tax return could result in adjustments not related to the Partnership’s tax returns, as well as those related to the Partnership’s tax returns. For taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from the Partnership instead of holders of Series 17 Preferred Units or other equity interests in the Partnership (as under prior law). We may be permitted to elect to have the BEP General Partner, Series 17 Preferred Unitholders, and other holders of equity interests in the Partnership take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances. If we do not make the election, and we pay taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution might be substantially reduced. As a result, holders of equity interests in the Partnership, including Series 17 Preferred Unitholders, might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if such holders did not own partnership interests in the Partnership during the taxable year under audit. The foregoing considerations also apply with respect to the Partnership’s interest in BRELP.

For taxable years beginning on or before December 31, 2017, the BEP General Partner will act as the Partnership’s “tax matters partner.” As the tax matters partner, the BEP General Partner will have the authority, subject to certain restrictions, to act on behalf of the Partnership in connection with any administrative or judicial review of the Partnership’s items of income, gain, loss, deduction, or credit. For taxable years beginning after December 31, 2017, a “partnership representative” designated by the Partnership will have the sole authority to act on behalf of the Partnership in connection with such administrative or judicial review. In particular, our partnership representative will have the sole authority to bind both former and current holders of Series 17 Preferred Units and to make certain elections on behalf of the Partnership pursuant to the partnership audit rules.

The application of the partnership audit rules to the Partnership and to holders of Series 17 Preferred Units or other equity interests in the Partnership is uncertain. You should consult your own tax adviser regarding the implications of the partnership audit rules for an investment in Series 17 Preferred Units.

Tax Shelter Regulations and Related Reporting Requirements

If we were to engage in a “reportable transaction,” we (and possibly our Series 17 Preferred Unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or “transaction of interest,” or that it produces certain kinds of losses exceeding certain thresholds. An investment in the Partnership may be considered a “reportable transaction” if, for example, the Partnership were to recognize certain significant losses in the future. In certain circumstances, a holder of a partnership interest in the Partnership who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our Series 17 Preferred Units.

Taxable Year

The Partnership uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Backup Withholding

Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Preferred Holder that is exempt should certify such status on a properly completed IRS Form W-9. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

If you do not timely provide the Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9, or such form is not properly completed, then the Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had the Partnership or the applicable intermediary received properly completed forms from all holders of partnership interests in the Partnership. For administrative reasons, and in order to maintain the fungibility of units of the Partnership, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by the Partnership as an expense that will be borne indirectly by holders of partnership interests in the Partnership on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

FATCA imposes a 30% withholding tax on “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity,” unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends, and other passive income. Recently proposed U.S. Treasury Regulations eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final U.S. Treasury Regulations are issued. Based on the organizational structure of the Partnership, as well as the Partnership’s expected income and assets, the BEP General Partner currently believes that the Partnership is unlikely to receive or to make any such “withholdable payments” subject to 30% withholding tax under FATCA. Moreover, we intend to comply with FATCA, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by the Partnership, BRELP, the Holding Entities, or the operating entities.

In compliance with FATCA, information regarding certain holders’ ownership of our Series 17 Preferred Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future U.S. Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our Series 17 Preferred Units.

Information Reporting with Respect to Foreign Financial Assets

Under U.S. Treasury Regulations, certain U.S. persons that own “specified foreign financial assets” with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these U.S. Treasury Regulations for an investment in our Series 17 Preferred Units.

Allocations Between Transferors and Transferees

Holders owning Series 17 Preferred Units as of the applicable record date with respect to a Distribution Payment Date will be entitled to receive the cash distribution with respect to their Series 17 Preferred Units on the Distribution Payment Date. Purchasers of Series 17 Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution on their Series 17 Preferred Units until the next applicable record date.

Nominee Reporting

Persons who hold an interest in the Partnership as a nominee for another person may be required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•

whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

•	the amount and description of Series 17 Preferred Units held, acquired, or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on Series 17 Preferred Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our Series 17 Preferred Units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of holders of our Series 17 Preferred Units depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our Series 17 Preferred Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for the Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of the Partnership’s income, reduce the net amount of distributions available to our holders, or otherwise affect the tax considerations of owning our Series 17 Preferred Units. Such changes could also affect or cause the Partnership to change the way it conducts its activities and adversely affect the value of our Series 17 Preferred Units.

The Partnership’s organizational documents and agreements permit the BEP General Partner to modify our Partnership Agreement from time to time, without the consent of our Series 17 Preferred Unitholders, to elect to treat the Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all holders of our Series 17 Preferred Units.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR COMPANY AND HOLDERS OF SERIES 17 PREFERRED UNITS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS.

MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF SERIES 17 PREFERRED UNITS, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE SERIES 17 PREFERRED UNITS.

UNDERWRITING

Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book-running managers of this offering and as representatives (“Representatives”) of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, at the public offering price less the underwriters’ fee set forth on the cover page of this prospectus supplement, the number of Series 17 Preferred Units set forth opposite the underwriter’s name.

Underwriter	Number of Series 17 Preferred Units
Wells Fargo Securities, LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Series 17 Preferred Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series 17 Preferred Units (other than those covered by the option to purchase additional units described below) if they purchase any of the Series 17 Preferred Units.

The Series 17 Preferred Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series 17 Preferred Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                per unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $                per unit on sales to other dealers. If all the Series 17 Preferred Units are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Series 17 Preferred Units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                additional Series 17 Preferred Units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series 17 Preferred Units approximately proportionate to that underwriter’s initial purchase commitment. Any Series 17 Preferred Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Series 17 Preferred Units that are the subject of this offering.

For a period of 30 days after the date of this prospectus supplement, the Partnership and BRELP will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Partnership, or the BEP General Partner or any controlled affiliate of the Partnership or the BEP General Partner or any person in privity with the Partnership or the BEP General Partner or any controlled affiliate of the Partnership or the BEP General Partner, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or announce the offering, of any units of any class of capital stock of the Partnership (other than the Series 17 Preferred Units) that is preferred as to the payment of distributions, or as to the distribution of assets upon any liquidation or dissolution of the Partnership, over the LP Units (including any units of any class of partnership interests of the Partnership (other than the Series 17 Preferred Units) that ranks equally with the Series 17 Preferred Units as to the payment of distributions or as to the distribution of assets upon any liquidation or dissolution of the Partnership (other than any Existing Preferred Units that are issued upon re-classification in accordance with terms of the corresponding series of Existing Preferred Units as described in “Description of the Offered Securities — Description of Class A Preferred Units — Series”)).

The Series 17 Preferred Units are a new class of securities and do not have an established trading market. We have applied to list the Series 17 Preferred Units on the NYSE under the symbol “BEP PR A.” If the application is approved, we expect trading of the Series 17 Preferred Units on the NYSE to begin within 30 days after their original issue date. We have been advised by the underwriters that they intend to make a market in the Series 17 Preferred Units pending any listing of the Series 17 Preferred Units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice. We cannot assure that the Series 17 Preferred Units will be approved for listing by the NYSE, that an active trading market on the NYSE for the Series 17 Preferred Units will develop or, even if it develops, will last. If an active trading market for the Series 17 Preferred Units does not develop, the market price and liquidity of the Series 17 Preferred Units may be adversely affected. If an active trading market does develop on the NYSE, the Series 17 Preferred Units may trade at prices lower than the offering price. The trading price of the Series 17 Preferred Units would depend on many factors, including the trading price of our LP Units, prevailing interest rates, the market for similar securities, general economic and financial market conditions, the credit ratings of the Series 17 Preferred Units, our issuance of debt or other preferred securities or the incurrence of additional indebtedness and our financial condition, results of operations and prospects.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units.

Paid by Us
	No Exercise of Over- Allotment Option	Full Exercise of Over- Allotment Option
Per Unit	$	$
Total	$	$

The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $                million, which includes legal, accounting and printing costs and various other fees associated with registering the Series 17 Preferred Units and this offering.

In connection with this offering, the underwriters may purchase and sell units of the Partnership in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional units, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of units than they are required to purchase in this offering. “Covered” short sales are sales of Series 17 Preferred Units in an amount up to the number of Series 17 Preferred Units represented by the underwriters’ option to purchase additional units. “Naked” short sales are sales of Series 17 Preferred Units in an amount in excess of the number of Series 17 Preferred Units represented by the underwriters’ option to purchase additional units. Covering transactions involve purchases of Series 17 Preferred Units either pursuant to the underwriters’ option to purchase additional units or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase Series 17 Preferred Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series 17 Preferred Units in the open market after pricing that could adversely affect investors who purchase in this offering. To close a covered short position, the underwriters must purchase Series 17 Preferred Units in the open market after the distribution has been completed or must exercise the option to purchase additional units. In determining the source of Series 17 Preferred Units to close the covered short position, the underwriters will consider, among other things, the price of Series 17 Preferred Units available for purchase in the open market as compared to the price at which they may purchase Series 17 Preferred Units through the option to purchase additional units. Stabilizing transactions involve bids to purchase Series 17 Preferred Units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of units of the Partnership. They may also cause the price of the units of the Partnership to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series 17 Preferred Units. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 17 Preferred Units. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC are lenders under our credit facilities. To the extent that we use any of the net proceeds from this offering to repay borrowings outstanding under our credit facilities, affiliates of Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC may receive proceeds from this offering.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Extended Settlement

It is expected that the delivery of the securities will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date hereof will be required, by virtue of the fact that the securities initially will settle in T+3, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Direct Participation Program Requirements

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views the Series 17 Preferred Units offered hereby as interests in a direct participation program, the offering is being made in compliance with the applicable requirements of FINRA Rule 2310. Investor suitability with respect to the Series 17 Preferred Units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

The validity of the Series 17 Preferred Units and other matters of Bermuda law will be passed upon for us by Appleby (Bermuda) Limited, Bermuda counsel to the Partnership. In connection with the issue and sale of the Series 17 Preferred Units, certain legal matters will be passed upon, on behalf of the Partnership, by Torys LLP as to U.S. federal and New York law, and, on behalf of the underwriters, by Milbank LLP as to U.S. federal and New York  law.

EXPERTS

The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the Partnership’s Annual Report, and the effectiveness of the Partnership’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of TerraForm Power for the year ended December 31, 2018, incorporated in this prospectus by reference from Amendment No. 2 of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and the effectiveness of TerraForm Power’s internal control over financial reporting as of December 31, 2018, excluding the internal control over financial reporting of Saeta Yield S.A., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon and incorporated herein by reference, which as to the report on the consolidated financial statements of TerraForm Power is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. The report on the effectiveness of TerraForm Power’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Saeta Yield S.A. from the scope of such firm’s audit of internal control over financial reporting, which conclude, among other things, that TerraForm Power did not maintain effective internal control over financial reporting as of December 31, 2018, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described in such reports. The consolidated financial statements of TerraForm Power are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017, have been incorporated in this prospectus by reference from Amendment No. 2 of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 in reliance upon the report of KPMG LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing. The address of KPMG LLP is 8350 Broad St #900, McLean, VA 22102.

The consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018 have been audited by Deloitte, S.L., independent registered public accounting firm, whose report thereon is incorporated by reference herein in reliance upon such firm’s authority as experts in accounting and auditing. The offices of Deloitte, S.L. are located at Plaza Pablo Ruiz Pirasso, 1, Torre Picasso, 28020, Madrid, Spain.

EXPENSES

The table below sets forth the expenses, other than underwriting discounts and commissions, to be incurred in connection by us with the issuance and distribution of the Series 17 Preferred Units offered under this prospectus supplement. All of the amounts below are estimated, other than SEC registration filings fees and NYSE supplemental listing fees.

SEC registration fees	$
NYSE supplemental listing fees
Transfer agent fees
Legal fees and expenses
Accounting fees and expenses
Printing costs
Miscellaneous

Total	$

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the SEC. In addition, we are required to file documents with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are also invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bep.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our Service Providers at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of the Series 17 Preferred Units or our LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC into this prospectus supplement and the accompanying base prospectus. This means that we can disclose important information to you by referring you to such documents. The information incorporated by reference is an important part of this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

1.	the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed on March 1, 2019 (as amended on March 1, 2019 and March 22, 2019);

2.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three months ended March  31, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on May 2, 2019;

3.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three and six months ended June  30, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on July 31, 2019;

4.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three and nine months ended September  30, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on November 12, 2019; and

5.	the Partnership’s report on Form 6-K filed on February 19, 2020.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, in each case subsequent to the date of this prospectus supplement and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus supplement by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Tel No. +(441) 294-3304

Any statement contained in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying base prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus supplement, to the extent that a statement contained in this prospectus supplement or in any subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Brookfield Renewable Partners L.P.

Limited Partnership Units

Preferred Limited Partnership Units

Brookfield Renewable Partners L.P. (the “Partnership”) may, from time to time, issue and sell limited partnership units (the “LP Units”) and preferred limited partnership units (“Preferred LP Units”), and certain selling unitholders may sell LP Units, in one or more offerings pursuant to this prospectus. The LP Units and the Preferred LP Units are collectively referred to in this prospectus as the “Units.”

Each time Units are offered, the Partnership will file a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest in the Units.

The LP Units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “BEP” and the Toronto Stock Exchange (the “TSX”) under the symbol “BEP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any Preferred LP Units we may offer.

An investment in the Units involves a high degree of risk. See “Risk Factors” beginning on page 1.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is February 19, 2020.

You should rely only on the information contained, or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by the Partnership or on the Partnership’s behalf. The Partnership has not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this “prospectus” include documents incorporated by reference herein. See “Documents Incorporated by Reference.” The Partnership is not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the Partnership filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Partnership may sell the Units in one or more offerings. This prospectus provides you with a general description of the Units. Each time the Partnership sells the Units, the Partnership will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “Brookfield Renewable,” “we,” “us” and “our” refer to the Partnership collectively with its subsidiary entities and operating entities.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars, and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and the Partnership will fulfill its obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, the Partnership is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Partnership and other issuers that file electronically with the SEC.

In addition, you may read and copy any reports, statements or other information, other than confidential filings, that the Partnership files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. Our reports are also available on our website at https://bep.brookfield.com. The information on our website is not incorporated by reference into this Registration Statement and should not be considered a part of this Registration Statement or the prospectus of which it forms a part, and the reference to our website in this Registration Statement and the related prospectus is an inactive textual reference only.

As a foreign private issuer, the Partnership is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Partnership intends to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The Partnership also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Partnership to “incorporate by reference” into this prospectus certain documents that the Partnership files with or furnishes to the SEC. This means that the Partnership can disclose important information to you by referring to those documents. Any reports filed by the Partnership with the SEC after the date of this prospectus and before the date that the offering of the Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

1.	the Partnership’s annual report on Form 20-F for the fiscal year ended December 31, 2018, filed on March 1, 2019 (as amended on March 1, 2019 and March 22, 2019) (the “Annual Report”);

2.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three months ended March  31, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on May 2, 2019;

3.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three and six months ended June  30, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on July 31, 2019;

4.

the Partnership’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three and nine months ended September  30, 2019, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on November 12, 2019; and

5.	the Partnership’s report on Form 6-K filed on February 19, 2020.

All annual reports filed by the Partnership with the SEC on Form 20-F and any Form 6-K filed or furnished by the Partnership that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. The Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

+1 (441) 295-1443

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus and the documents incorporated by reference herein include statements regarding the quality of Brookfield Renewable’s assets and the resiliency of the cash flow they will generate, Brookfield Renewable’s anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, diversification of shareholder base, energy policies, economic growth, growth potential of the renewable asset class, the future growth prospects and distribution profile of Brookfield Renewable and Brookfield Renewable’s access to capital. Forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this prospectus and the documents incorporated by reference herein are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: changes to hydrology at our hydroelectric facilities, to wind conditions at our wind energy facilities, to irradiance at our solar facilities or to weather generally, as a result of climate change or otherwise, at any of our facilities; volatility in supply and demand in the energy markets; our inability to re-negotiate or replace expiring power purchase agreements, power guarantee agreements or similar long-term agreements between a seller and buyer of electrical power generation on similar terms; increases in water rental costs (or similar fees) or changes to the regulation of water supply; advances in technology that impair or eliminate the competitive advantage of our projects; an increase in the amount of uncontracted generation in our portfolio; industry risks relating to the power markets in which we operate; the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil; increased regulation of our operations; concessions and licenses expiring and not being renewed or replaced on similar terms; our real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us; increases in the cost of operating our plants; our failure to comply with conditions in, or our inability to maintain, governmental permits; equipment failures, including relating to wind turbines and solar panels; dam failures and the costs and potential liabilities associated with such failures; force majeure events; uninsurable losses and higher insurance premiums; adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure; availability and access to interconnection facilities and transmission systems; health, safety, security and environmental risks; disputes, governmental and regulatory investigations and litigation; counterparties to our contracts not fulfilling their obligations; the time and expense of enforcing contracts against non-performing counter-parties and the uncertainty of success; our operations being affected by local communities; fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems; our reliance on computerized business systems, which could expose us to cyber-attacks; newly developed technologies in which we invest not performing as anticipated; labor disruptions and economically unfavorable collective bargaining agreements; the economic viability of the feedstock supplier of our biomass cogeneration facilities being linked to the market price for sugar and ethanol, and the prices of these commodities being cyclical and affected by general economic

v

conditions in Brazil and globally; our inability to finance our operations due to the status of the capital markets; operating and financial restrictions imposed on us by our loan, debt and security agreements; changes to our credit ratings; our inability to identify sufficient investment opportunities and complete transactions; the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions, including the proposed transaction for TerraForm Power, Inc. (“TerraForm Power”); uncertainties as to whether an agreement of the proposed transaction for TerraForm Power will be negotiated and executed; uncertainties as to whether TerraForm Power will cooperate with the Partnership regarding the proposed transaction; uncertainties as to whether TerraForm Power’s independent committee will approve any transaction proposed by the Partnership; uncertainties as to whether the TerraForm’s stockholders not affiliated with the Partnership will approve any transaction; uncertainties as to whether the other conditions to the proposed transaction for TerraForm Power will be satisfied or satisfied on the anticipated schedule; incurrence of significant costs in connection with the proposed transaction for TerraForm Power; our inability to develop greenfield projects or find new sites suitable for the development of greenfield projects; delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners; Brookfield Asset Management Inc. (“Brookfield”)’s election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies; we do not have control over all our operations or investments; political instability or changes in government policy, or unfamiliar cultural factors; foreign laws or regulation to which we become subject as a result of future acquisitions in new markets; changes to government policies that provide incentives for renewable energy; a decline in the value of our investments in securities, including publicly traded securities of other companies; we are not subject to the same disclosure requirements as a U.S. domestic issuer; the separation of economic interest from control within our organizational structure; future sales and issuances of LP Units, Preferred LP Units or securities exchangeable for LP Units, or the perception of such sales or issuances, could depress the trading price of the LP Units or Preferred LP Units; the incurrence of debt at multiple levels within our organizational structure; being deemed an “investment company” under the U.S. Investment Company Act of 1940; the risk that the effectiveness of our internal controls over financial reporting; our dependence on Brookfield and Brookfield’s significant influence over us; the departure of some or all of Brookfield’s key professionals; changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable; Brookfield acting in a way that is not in the best interests of Brookfield Renewable or our unitholders; and other factors described in this prospectus, including those set forth under “Risk Factors”.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see “Risk Factors”.

The risk factors included in this prospectus and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference.

SUMMARY

The Offer and Expected Timetable

The Partnership or selling unitholders may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Units. The actual per Unit price of the Units that the Partnership will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

The LP Units are listed on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any Preferred LP Units we may offer.

The Partnership

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883, as amended, of Bermuda. The Partnership’s head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, its website is https://bep.brookfield.com and the telephone number is +1.441.295.3304.

The Partnership invests in renewable assets directly, as well as with institutional partners, joint venture partners and in other arrangements. Our portfolio includes approximately 19,000 megawatts (“MW”) of installed capacity and annualized long-term average generation of approximately 56,700 gigawatt hours, in addition to a development pipeline of approximately 13,000 MW, making us one of the largest pure-play public renewable companies in the world.

The Partnership holds an approximate 57.5% limited partnership interest in Brookfield Renewable Energy L.P. (“BRELP”), a Bermuda exempted limited partnership registered under the Limited Partnership Act 1883 and the Exempted Partnerships Act 1992.

RISK FACTORS

An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the Partnership’s Annual Report, and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

REASON FOR THE OFFER AND USE OF PROCEEDS

Unless the Partnership states otherwise in the applicable prospectus supplement accompanying this prospectus, the Partnership expects to use the net proceeds of the sale of the Units by the Partnership for general corporate purposes. The actual application of proceeds from the sale of any particular offering of the Units covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The Partnership will not receive any proceeds from any sales of the Units offered by a selling unitholder.

DESCRIPTION OF THE LP UNITS

The LP Units are non-voting limited partnership interests in the Partnership. The Partnership is authorized to issue an unlimited number of LP Units. As of December 31, 2019, there were 178,977,800 LP Units outstanding (or 308,636,423 LP Units assuming the exchange of all of the redeemable/exchangeable partnership units of BRELP held by Brookfield Renewable Power Inc. (“BRPI”) (the “RPUs”)). The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. The LP Units are listed on the NYSE under the symbol “BEP” and on the TSX under the symbol “BEP.UN”.

For more detailed information on the LP Units and the limited partnership agreement of the Partnership, see “Memorandum and Articles of Association — Description of the LP Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in the Partnership’s Annual Report and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the LP Units will be described in a prospectus supplement.

Withdrawal and Return of Capital Contributions

Holders of the LP Units are not entitled to the withdrawal or return of capital contributions in respect of LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the amended and restated limited partnership agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law.

Priority

Except to the extent expressly provided in the limited partnership agreement, a holder of LP Units will not have priority over any other holder of the LP Units, either as to the return of capital contributions or as to profits, losses or distributions.

No Pre-emptive and Redemption Rights

Unless otherwise determined by Brookfield Renewable Partners Limited, the general partner of the Partnership (the “General Partner”), in its sole discretion, holders of LP Units will not be granted any pre-emptive or other similar right to acquire additional interests in the Partnership. In addition, holders of the LP Units do not have any right to have their LP Units redeemed by the Partnership.

No Management or Control

The Partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Partnership and do not have any right or authority to act for or to bind the Partnership or to take part or interfere in the conduct or management of the Partnership. Limited partners are not entitled to vote on matters relating to the Partnership, although holders of the LP Units are entitled to consent to certain matters as described in the limited partnership agreement of the Partnership which may be effected only with the consent of the holders of the percentages of outstanding LP Units specified in the partnership agreement. In addition, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules. Each LP Unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of LP Units.

DESCRIPTION OF PREFERRED LIMITED PARTNERSHIP UNITS

The material terms of any class or series of Preferred LP Units that we offer, together with any material U.S. and Canadian federal income tax considerations relating to such Preferred LP Units, will be described in a prospectus supplement.

The Partnership’s limited partnership agreement authorizes it to establish one or more classes, or one or more series of any such classes of Preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Preferred LP Units), as shall be fixed by the General Partner, in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) rights upon the dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem the Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates, and assigned or transferred; and (vii) the requirement, if any, of each holder of Preferred LP Units to consent to certain partnership matters.

As of December 31, 2019, the Partnership had outstanding 2,885,496 Class A Preferred Limited Partnership Units, Series 5; 7,000,000 Class A Preferred Limited Partnership Units, Series 7; 8,000,000 Class A Preferred Limited Partnership Units, Series 9; 10,000,000 Class A Preferred Limited Partnership Units, Series 11; 10,000,000 Class A Preferred Limited Partnership Units, Series 13; and 7,000,000 Class A Preferred Limited Partnership Units, Series 15.

The issuance of Preferred LP Units may have the effect of discouraging, delaying or preventing a change of control of us. The issuance of Preferred LP Units with voting and conversion rights may adversely affect the voting power of the holders of our LP Units.

PLAN OF DISTRIBUTION

New Issues

The Partnership may sell Units to or through underwriters or dealers. The distribution of Units may be effected from time to time in one or more transactions at a negotiated fixed price or prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. In connection with the sale of Units, underwriters may receive compensation from the Partnership or from purchasers of Units for whom they may act as agents in the form of concessions or commissions.

The prospectus supplement relating to Units will also set forth the terms of the offering of Units, including the names of any underwriters or agents, the purchase price or prices of the offered Units, the offering price, the proceeds to the Partnership from the sale of the offered Units, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

Under agreements which may be entered into by the Partnership, underwriters and dealers who participate in the distribution of Units may be entitled to indemnification by the Partnership against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters or dealers may be required to make in respect thereof. Those underwriters and dealers may be customers of, engage in transactions with, or perform services for, Brookfield Renewable in the ordinary course of business.

The Units (other than a secondary offering as detailed below) will be a new issue of securities. Certain broker-dealers may make a market in the Units but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Units or as to the liquidity of the trading market for the Units.

In connection with any underwritten offering of Units, the underwriters or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Units offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Secondary Offerings

Selling unitholder(s) may offer and sell all or a portion of the Units beneficially owned by them directly or through one or more underwriters or dealers. Unless otherwise specified in a prospectus supplement, the selling unitholder(s) will be responsible for underwriting discounts or commissions or agent’s commissions. The selling unitholder(s) may sell its or their Units in one or more transactions at negotiated fixed prices, at prevailing market prices at the time of the sale, or at varying prices determined at the time of sale. These sales may be effected in transactions which may be structured as block trades or using any other method permitted pursuant to applicable laws, rules and regulations, as described in the applicable prospectus supplement.

Underwriters or dealers may receive commissions in the form of discounts, concessions or commissions from the selling unitholder(s). In connection with sales of its Units or otherwise, selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Units in the course of hedging in positions they assume. The selling unitholder(s) may also sell its or their Units short and deliver Units covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling unitholder(s)  may also loan or pledge the Units to broker-dealers that in turn may sell such Units.

SELLING UNITHOLDERS

Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings the Partnership makes with the SEC under the Exchange Act and incorporated by reference.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The Partnership is organized under the laws of Bermuda. A substantial portion of the Partnership’s assets may be located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors of the General Partner and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of the General Partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States.

The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the directors of the General Partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of the General Partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a final and conclusive judgment in personam in respect of a judgment obtained in a

Canadian or U.S. court pursuant to which a defined sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the Canadian or U.S. judgment by the courts of Bermuda; and (vi) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law (including specified remedies under Canadian securities law or U.S. federal securities law), the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Further, no claim may be brought in Bermuda against the Partnership, the directors of the General Partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

Unless otherwise specified in any applicable prospectus supplement, the validity of the Units and certain other legal matters with respect to the laws of Bermuda will be passed upon, on behalf of the Partnership, by Appleby (Bermuda) Limited, Bermuda counsel to the Partnership. As of the date hereof, the partners and other attorneys of Appleby (Bermuda) Limited beneficially own, directly or indirectly, in aggregate, less than one percent of the Partnership’s securities.

EXPERTS

The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the Partnership’s Annual Report, and the effectiveness of the Partnership’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of TerraForm Power for the year ended December 31, 2018, incorporated in this prospectus by reference from Amendment No. 2 of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and the effectiveness of TerraForm Power’s internal control over financial reporting as of December 31, 2018, excluding the internal control over financial reporting of Saeta Yield S.A., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon and incorporated herein by reference, which as to the report on the consolidated financial statements of TerraForm Power is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. The report on the effectiveness of TerraForm Power’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Saeta Yield S.A. from the scope of such firm’s audit of internal control over financial reporting, which conclude, among other things, that TerraForm Power did not maintain effective internal control over financial reporting as of December 31, 2018, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described in such reports. The consolidated financial statements of TerraForm Power are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017, have been incorporated in this prospectus by reference from Amendment No. 2 of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 in reliance upon the report of KPMG LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing. The address of KPMG LLP is 8350 Broad St #900, McLean, VA 22102.

The consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018 have been audited by Deloitte, S.L., independent registered public accounting firm, whose report thereon is incorporated by reference herein in reliance upon such firm’s authority as experts in accounting and auditing. The offices of Deloitte, S.L. are located at Plaza Pablo Ruiz Pirasso, 1, Torre Picasso, 28020, Madrid, Spain.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by the Partnership.

SEC registration fees		$ *
NYSE supplemental listing fees		**
Transfer agent fees		**
Printing costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**

Total	$	**

*

The Partnership is registering an indeterminate amount of securities under the registration statement of which this prospectus forms a part and in accordance with Rules 456(b) and 457(r), the Partnership is deferring payment of all of the registration fee.

**	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Brookfield Renewable Partners L.P.

             Units

        % Class A Preferred Limited Partnership Units, Series 17

(Liquidation Preference $25.00 per Series 17 Preferred Unit)

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2020

Joint Book-Running Managers

Wells Fargo Securities

BofA Securities

J.P. Morgan

RBC Capital Markets

Co-Manager

TD Securities